Exhibit 1.1

EXECUTION VERSION

UNIT PURCHASE AGREEMENT

among

TFL, LLC,

The Rouen Trust Dated October 5, 2010,

Daniel P. Rouen Irrevocable Trust dated December 16, 2024,

The Shefali S. Rouen Irrevocable trust dated November 17, 2023,

Jeffrey Fromm Irrevocable Trust Dated December 26, 2012,

William M. Fromm,

KUSTOM ENTERTAINMENT, INC.,

and

Daniel P. Rouen, as SELLERS’ REPRESENTATIVE

dated as of

August 31, 2026

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INDEX OF EXHIBITS AND SCHEDULES

Exhibit A – Form of Escrow Agreement

Exhibit B – Form of Registration Rights Agreement

Exhibit C – Form of Lock-Up Agreement

Schedule 1 – Illustrative Adjusted EBITDA Calculation and Methodology

Disclosure Schedules

iii

UNIT PURCHASE AGREEMENT

This Unit Purchase Agreement (this “Agreement”), dated as of August 31, 2026 (the “Effective Date”), is entered into by and among (i) TFL, LLC, a Kansas limited liability company (the “Company”), (ii) The Rouen Trust Dated October 5, 2010 (“Rouen Trust”), (iii) Daniel P. Rouen Irrevocable Trust dated December 16, 2024 (“Rouen Irrevocable Trust”), (iv) The Shefali S. Rouen Irrevocable trust dated November 17, 2023 (“Shefali S. Rouen Irrevocable Trust”), (v) Jeffrey Fromm Irrevocable Trust Dated December 26, 2012 (“Fromm Irrevocable Trust”), (vi) William M. Fromm (Rouen Trust, Rouen Irrevocable Trust, Shefali S. Rouen Irrevocable Trust, Fromm Irrevocable Trust and Mr. Fromm, each a “Seller” and collectively “Sellers”), (vii) Kustom Entertainment, Inc., a Nevada corporation (“Buyer”), and (viii) Daniel P. Rouen (the “Sellers’ Representative”).

RECITALS

WHEREAS, Sellers are all of the members of, and are the record and beneficial owners of all of the Equity Interests of the Company (the “Units”);

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Units, subject to the terms and conditions set forth herein;

WHEREAS, concurrently with the consummation of the transactions contemplated by this Agreement, Buyer, Sellers’ Representative and the Escrow Agent shall enter into an escrow agreement, substantially in the form of Exhibit A (the “Escrow Agreement”), providing for release of the funds as set forth therein;

WHEREAS, concurrently with the consummation of the transactions contemplated by this Agreement, Buyer, and the Sellers’ Representative shall enter into a registration rights agreement, substantially in the form of Exhibit B (the “Registration Rights Agreement”); and

WHEREAS, concurrently with the consummation of the transactions contemplated by this Agreement, Buyer and each Seller shall enter into a lock-up agreement, substantially in the form of Exhibit C (the “Lock-Up Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Acquisition Proposal” has the meaning set forth in Section 6.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adjusted EBITDA” means, with respect to the Calculation Period, the net income before interest, income taxes, depreciation and amortization of the Company for such period, determined in accordance with GAAP but applied and calculated in a manner consistent with the principles set forth in Schedule 1.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Escrow Agreement, the Registration Rights Agreement, the Lock-Up Agreement, the Employment Agreements, and each other agreement, document, instrument and/or certificate contemplated to be executed in connection with the transactions contemplated hereby.

“Audited Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Basket” has the meaning set forth in Section 9.04(a).

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“BMO Credit Facility” means the Asset Based Revolving Credit Facility by and between BMO Harris Bank N.A. and the Company, dated as of September 13, 2018.

“Board” has the meaning set forth in Section 5.07.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Price” means the average of the volume weighted average price of a share of Common Stock on The Nasdaq Capital Market LLC for the ten (10) consecutive trading days ending on the trading day immediately prior to the Closing Date.

“Buyer Disclosure Schedules” means the Disclosure Schedules delivered by the Buyer concurrently with the execution and delivery of this Agreement.

“Buyer Indemnitees” has the meaning set forth in Section 9.02.

“Calculation Period” means the period beginning on the Closing Date and ending on December 31, 2027.

“Cash Consideration” has the meaning set forth in Section 2.02(a).

“Closing” has the meaning set forth in Section 2.06.

“Closing Date” has the meaning set forth in Section 2.06.

“Closing Date Payment” has the meaning set forth in Section 2.04(a)(i).

“Closing Net Debt” means: (a) the Indebtedness, less (b) the Closing Net Debt Cap, less (c) cash and cash equivalents, as determined and calculated in a manner consistent with past practices.

“Closing Net Debt Cap” means $35,000,000.

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“Closing Statement” has the meaning set forth in Section 2.04(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the shares of common stock, $0.001 par value per share, of Buyer.

“Company” has the meaning set forth in the preamble.

“Company Intellectual Property” means all Intellectual Property that is owned by or purported to be owned by the Company.

“Company IP Agreements” means all material contracts, whether written or oral, relating to Company Intellectual Property, including all modifications, amendments and supplements thereto.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Company IT Systems” means all Software, computer hardware, servers, networks, platforms, websites, applications, databases, interfaces, peripherals, firmware, middleware, telecommunications systems, cloud services, hosting environments, storage systems, backup systems, and other information technology networks, systems, infrastructure, equipment, and services (including for voice, data and video), in each case owned, leased, licensed, hosted, maintained or used by or for the Company, including through cloud-based or other third-party service providers.

“Consideration Spreadsheet” has the meaning set forth in Section 2.05.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, purchase orders, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Digital Assets” has the meaning set forth in the definition of Intellectual Property.

“Direct Claim” has the meaning set forth in Section 9.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company and each Seller concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Dollars” or “$” means the lawful currency of the United States.

“Drop Dead Date” has the meaning set forth in Section 10.01(b).

“Employment Agreements” means, collectively, the employment agreements, dated as of the Closing Date, by and between Buyer or its designated Subsidiary, on the one hand, and each of Daniel Rouen, Adam Rossbach, Steve Martinat, and Brian Leftwich, on the other hand, in each case in form and substance reasonably satisfactory to Buyer and the applicable employee.

“Encumbrance” means any lien, encumbrance, license, charge, claim, security interest, mortgage, deed of trust, deed to secure debt, purchase agreement, option, covenant, condition, restriction, right of first refusal or offer, encroachment, title defect, zoning Laws and land use Laws, pledge or restriction on transfer of title or voting of any nature whatsoever, or installment agreement, contingent sale or title retention agreement or lease in the nature thereof, but specifically excludes any Encumbrances imposed under federal or state securities Laws or contained in the Company’s organizational documents.

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“Environmental Law” means any applicable Law, and any Governmental Order: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Equity Interest” means (a) any capital stock, share, partnership or membership interest, unit of equity participation or other similar interest (however designated) in any Person and (b) any option, warrant, purchase right, conversion right, exchange rights or other contractual obligation which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom equity, profit participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all Persons (whether or not incorporated) that is or has been treated as a single employer with the Company or any of its Affiliates under Section 414 of the Code or Section 4001 of ERISA, in each case whether or not such Person is engaged in a trade or business.

“Escrow Agent” means Wilmington Trust, National Association.

“Escrow Agreement” has the meaning set forth in the recitals.

“Escrow Funds” means the Purchase Price Escrow Amount plus the Indemnification Escrow Amount.

“Estimated Allocation Schedule” has the meaning set forth in Section 7.07(b).

“Estimated Closing Net Debt” has the meaning set forth in Section 2.04(a)(ii).

“Estimated Closing Statement” has the meaning set forth in Section 2.04(a)(ii).

“Estimated Gross-Up Payment” has the meaning set forth in Section 7.07(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Allocation” has the meaning set forth in Section 7.07(b).

“Financial Statements” has the meaning set forth in Section 3.06.

“FIRPTA Certificate” has the meaning set forth in Section 8.02(i).

“Fraud” means, with respect to any Person any actual, intentional, reckless or fraudulent misrepresentation, fraudulent concealment, omission of a material fact where there was a duty to disclose, or other fraud under Delaware common law, including any intentional misrepresentation or intentional concealment of a material fact, in each case with respect to (a) any representation or warranty set forth in this Agreement, (b) any certificate, schedule, exhibit, annex, or other document delivered pursuant to this Agreement, or (c) any information provided to Buyer or any of its Representatives in connection with the transactions contemplated by this Agreement.

“Fromm Irrevocable Trust” has the meaning set forth in the preamble.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

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“Governmental Authority” means any United States federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Gross-Up Payment” has the meaning set forth in Section 7.07(e).

“Hazardous Materials” means: (a) any material, substance, or, waste, whether solid, liquid, or gas, in each case, whether naturally occurring or manmade, that is listed or regulated as hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls and per- and poly-fluoroalkyl substances (PFAS) and other emerging contaminants.

“Holdback Calculation” has the meaning set forth in Section 2.08(b)(i).

“Holdback Calculation Delivery Date” has the meaning set forth in Section 2.08(b)(i).

“Holdback Calculation Objection Notice” has the meaning set forth in Section 2.08(b)(ii).

“Holdback Calculation Statement” has the meaning set forth in Section 2.08(b)(i).

“Holdback Review Period” has the meaning set forth in Section 2.08(b)(ii).

“Holdback Shares” has the meaning set forth in Section 2.08(a).

“Indebtedness” means, without duplication and with respect to the Company, all (a) borrowed money, other than accounts payables incurred in the Ordinary Course of Business; (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for which such Person is responsible; (c) the deferred purchase price of property or services (including all “earn-out”, contingent purchase price or similar performance-based payment obligations (calculated based on the maximum amount of such obligations that could become payable following the Closing)), but excluding current trade accounts payable incurred in the Ordinary Course of Business; (d) any interest rate or currency swap transaction, cap, collar or other hedging arrangements (whether interest rate or otherwise) (valued at the termination cost thereof); (e) any bankers’ acceptance, surety bond, performance bond, letter of credit or similar obligation (to the extent drawn); (f) under any lease of (or other arrangement conveying the right to use) real or personal property which obligation has been, or is required to be, classified and accounted for as a capital lease on a balance sheet prepared in accordance with GAAP; (g) amounts created or arising under any conditional sale or other title retention agreement with respect to assets acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such assets); (h) amounts secured by a purchase money mortgage or other Encumbrance to secure all or part of the purchase price of the property subject to such Encumbrance; (i) any factoring programs; (j) accrued and unpaid income Tax liabilities (if any) for a Pre-Closing Tax Period (or portion of any Straddle Period ending on the Closing Date) of the Company (calculated on a jurisdiction-by-jurisdiction basis with zero dollars ($0) being the lowest amount for a jurisdiction); (k) any customer deposits, to the extent of any future services still to be contractually provided; (l) any deferred payroll Taxes; and (m) any liabilities of any other Person of the type specified in any of the foregoing clauses, the payment or collection of which has been, directly or indirectly, guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss. Notwithstanding the foregoing, Indebtedness shall not include (i) those payments listed on Section 3.07 of the Disclosure Schedules.

“Indemnification Escrow Amount” means $1,000,000.

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“Indemnification Escrow Fund” means the Indemnification Escrow Amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement.

“Indemnified Party” has the meaning set forth in Section 9.05.

“Indemnifying Party” has the meaning set forth in Section 9.05.

“Independent Accountant” has the meaning set forth in Section 2.04(c)(iii).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing; (d) internet domain names and social media accounts, account names, or user names (including “handles”), all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto (“Digital Assets”); (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, middleware, interfaces and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Key Employees” shall mean Dan Rouen, Steve Martinat, Adam Rossbach, and Brian Leftwich.

“Knowledge of the Company” or “Company’s Knowledge” or any other similar knowledge qualification means the actual knowledge, after reasonable inquiry, of the Key Employees.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.07.

“Licensed Intellectual Property” means all Intellectual Property in which the Company holds any rights or interests granted by other Persons, including any of its Affiliates.

“Lock-Up Agreement” has the meaning set forth in the recitals.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

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“made available” means, with respect to any document, information or other material, that such document, information or material was uploaded to and made accessible in the electronic data room established by or on behalf of Seller for purposes of the transactions contemplated hereby at any time prior to 5:00 p.m. Eastern Time on the Business Day immediately preceding the date of this Agreement, regardless of whether Buyer or any such Representative actually reviewed, requested, downloaded, accessed, opened or otherwise examined such document, information or material.

“Majority Sellers” has the meaning set forth in Section 11.01(b).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, (b) the ability of Sellers or the Company to consummate the Proposed Transaction on a timely basis, or (c) the Company’s operation; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (iii) any changes in applicable Laws or accounting rules, including GAAP; (iv) any natural or man-made disasters or acts of God; (v) any epidemics, pandemics, or disease outbreaks or any worsening thereof; (vi) conditions generally affecting the industries in which the Company operates; (vii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; provided further, however, that any event, occurrence, fact, condition or change referred to in clause (i), (vi), and (vii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Multiemployer Plan” has the meaning set forth in Section 3.20(c).

“Open Source Software” means any Software that is licensed, distributed or conveyed as “open source software”, “free software”, “copyleft” or under a similar licensing or distribution model, or under a Contract that requires as a condition of its use, modification or distribution that it, or other Software that is derived from or linked to such Software or into which such Software is incorporated or integrated or with which such Software is combined or distributed, be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under the same terms as such Contract, including, without limitation, Software licensed under any version of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Reciprocal Public License (RPL), or the Sun Industry Standards License (SISL), and any license listed at http://www.opensource.org/licenses.

“Ordinary Course of Business” means the ordinary and usual course of the operation of the business, consistent with the past practice of the Company and taken in good faith, including actions that are substantially similar in nature, scope and frequency to actions customarily taken by the Company in the ordinary course of its day-to-day operations.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

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“Permitted Encumbrances” has the meaning set forth Section 3.10(a).

“Permitted Tax Distributions” means distributions of cash by the Company to Sellers in respect of any taxable period (or portion thereof) of the Company beginning on or after January 1, 2026 and ending on or before the Closing Date, in an aggregate amount not to exceed the product of (a) the aggregate taxable income of the Company allocated to Sellers for such period for U.S. federal income Tax purposes (excluding, for the avoidance of doubt, any income or gain resulting from the Deemed Asset Sale or otherwise arising from the transactions contemplated by this Agreement), reduced (but not below zero) by the aggregate amount of any net taxable losses of the Company allocated to Sellers for any taxable period beginning on or after January 1, 2025, to the extent not previously applied to reduce Permitted Tax Distributions, multiplied by (b) 45%, reduced (without duplication) by the aggregate amount of (i) any pass-through entity Taxes paid by the Company with respect to such period and (ii) any prior distributions made by the Company to Sellers in respect of Taxes for such period.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means (i) all data relating to one or more individual(s) that identifies an individual or, in combination with any other information or data, is capable of identifying an individual or capable of identifying a specific device; and (ii) all other data defined as ‘personal information’, ‘personal data’, ‘personally identifiable information’ or similar term under applicable federal, state, local and foreign laws, rules and regulations pertaining to (A) data security, cyber security and data breach notification; (B) e-commerce and marketing; and (C) data processing.

“Phantom Stock Plan” has the meaning set forth in Section 3.03(c).

“Post-Closing Adjustment” has the meaning set forth in Section 2.04(b)(ii).

“Post-Closing Deficit” has the meaning set forth in Section 2.04(d)(i).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” has the meaning set forth in Section 7.03.

“Preferred Stock” has the meaning set forth in Section 5.04(a).

“Pro Rata Share” means, with respect to any Seller, such Person’s ownership interest in the Company as of immediately prior to the Closing Date, determined by dividing (a) the number of Units owned of record by such Person as of immediately prior to the Closing Date, by (b) the aggregate number of Units held by all Sellers.

“Proposed Transaction” means the transactions contemplated by this Agreement.

“Purchase Price” has the meaning set forth in Section 2.02.

“Purchase Price Adjustment Escrow Amount” means $500,000.00.

“Purchase Price Adjustment Escrow Fund” means the Purchase Price Escrow Amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement.

“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).

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“Real Property” means any right, title and interest in and to the real property owned by, or leased or subleased to, the Company, together with all buildings, structures and facilities, located thereon, and including any improvements and fixtures thereon.

“Registration Rights Agreement” has the meaning set forth in the recitals.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all managers, directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Representative Losses” has the meaning set forth in Section 11.01(c).

“Resolution Period” has the meaning set forth in Section 2.04(c)(ii).

“Restricted Business” means the secondary ticket marketplace.

“Restricted Period” has the meaning set forth in Section 6.07(a).

“Review Period” has the meaning set forth in Section 2.04(c)(i).

“Reviewed Financial Statements” has the meaning set forth in Section 6.12.

“Rouen Irrevocable Trust” has the meaning set forth in the preamble.

“Rouen Trust” has the meaning set forth in the preamble.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Designee” has the meaning set forth in Section 6.13.

“Seller Indemnitees” has the meaning set forth in Section 9.03.

“Sellers” has the meaning set forth in the preamble.

“Sellers’ Representative” the meaning set forth in the preamble.

“Shefali S. Rouen Irrevocable Trust” has the meaning set forth in the preamble.

“Single Employer Plan” has the meaning set forth in Section 3.20(c).

“Software” has the meaning set forth in the definition of Intellectual Property.

“Statement of Objections” has the meaning set forth in Section 2.04(c)(ii).

“Stock Consideration” has the meaning set forth in Section 2.02(a).

“Straddle Period” has the meaning set forth in Section 7.04.

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“Subsidiary” means, with respect to a Person, an entity of which more than 50% of the voting power of the Equity Interests is owned, directly or indirectly, by such Person.

“Target EBITDA” means $20,870,747.

“Tax Claim” has the meaning set forth in Section 7.05.

“Tax Return” means any return, form, declaration, report, claim for refund, information return, election, disclosure, estimate or statement or other document relating to Taxes filed or required to be filed with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all United States federal, state, local, or foreign taxes on income, capital gains, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, social security (including FICA), disability, value added, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Territory” means North America.

“Third-Party Claim” has the meaning set forth in Section 9.05(a).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transaction Expenses” means all fees and expenses incurred by the Company at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the Proposed Transaction and thereby, including any payments pursuant to the Phantom Stock Plan.

“Transfer Taxes” means any goods and services, sales, use, purchase, transfer, excise, real property transfer, recording, documentary, stamp, registration and stock transfer Taxes, and any similar Taxes

“Undisputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Union” has the meaning set forth in Section 3.21(b).

“Units” has the meaning set forth in the recitals.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II
PURCHASE AND SALE

Section 2.01 Purchase and Sale. On the terms and subject to the conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Units, free and clear of all Encumbrances for the consideration specified in Section 2.02.

Section 2.02 Purchase Price.

(a) The aggregate purchase price for the Units shall consists of (i) $89,600,000 in cash, subject to adjustment pursuant to Section 2.04 hereof (the “Cash Consideration”), and (ii) $22,400,000 in validly issued, fully paid and nonassessable shares of restricted Common Stock, with a per share price that shall be equal to the Buyer Closing Price (the “Stock Consideration,” and together with the Cash Consideration, the “Purchase Price”).

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(b) No certificate or scrip representing fractional shares of Common Stock shall be issued, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Buyer and any fractional share resulting pursuant to this Agreement shall be rounded up to the nearest whole share.

Section 2.03 Transactions to Be Effected at the Closing.

(a) At the Closing, Buyer shall:

(i) deliver to Sellers:

(A) the Closing Date Payment less (1) the Purchase Price Adjustment Escrow Amount and (2) the Indemnification Escrow Amount by wire transfer of immediately available funds to the accounts designated for each Seller on the Consideration Spreadsheet, with each Seller receiving such Seller’s Pro Rata Share of such amount;

(B) the Stock Consideration less the Holdback Shares to the accounts designated for each Seller on the Consideration Spreadsheet, with each Seller receiving such Seller’s Pro Rata Share of such shares; and

(C) the Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 8.03 of this Agreement.

(ii) pay, on behalf of the Company, the following amounts:

(A) The items of Indebtedness of the Company, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Estimated Closing Statement; and

(B) any Transaction Expenses unpaid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Estimated Closing Statement.

(iii) deliver to the Escrow Agent:

(A) the Purchase Price Adjustment Escrow Amount by wire transfer of immediately available funds to an account designated by the Escrow Agent, to be held for the purpose of securing the obligations of Sellers in Section 2.04(d);

(B) the Indemnification Escrow Amount by wire transfer of immediately available funds to an account designated by the Escrow Agent, to be held for the purpose of securing the indemnification obligations of Sellers set forth in ARTICLE IX and the obligations of Seller in Section 2.04(d) and Section 7.09; and

(C) the Escrow Agreement, duly executed by Buyer.

(b) At the Closing, Sellers shall deliver to Buyer:

(i) certificates evidencing the Units, free and clear of all Encumbrances, duly endorsed in blank or accompanied by unit powers or other instruments of transfer duly executed in blank, with all required unit transfer tax stamps affixed thereto; and

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(ii) The Ancillary Documents, duly executed by Sellers’ Representative or each Seller, as applicable, and all other agreements, documents, instruments or certificates required to be delivered by Sellers at or prior to the Closing pursuant to Section 8.02 of this Agreement.

Section 2.04 Purchase Price Adjustment.

(a) Closing Adjustment.

(i) At the Closing, the Cash Consideration shall be adjusted in the following manner:

(A) an increase by the amount of the Estimated Gross-Up Payment;

(B) a decrease by the Estimated Closing Net Debt (as determined in accordance with Section 2.04(a)(ii)); and

(C) a decrease by the amount of unpaid Transaction Expenses of the Company as of the open of business on the Closing Date (which shall in no event be an amount less than the amounts paid by the Buyer pursuant to Section 2.03(a)(ii)(B)).

The net amount after giving effect to the adjustments listed above shall be the “Closing Date Payment.”

(ii) At least five (5) Business Days before the Closing, Sellers shall prepare and deliver to Buyer a statement containing: (x) their good faith estimate and calculation of the Closing Net Debt including the amount(s) and Person(s) to whom such outstanding Indebtedness is owed, which is subject to Buyer’s reasonable approval (the “Estimated Closing Net Debt”); (y) the estimated unpaid amount of Transaction Expenses (as of the open of business on the Closing Date) and to whom such expense is owned; and (z) an estimated balance sheet of the Company as of the Closing Date (without giving effect to the Proposed Transaction) (collectively, the “Estimated Closing Statement”), and a certificate of the Chief Financial Officer of the Company certifying that the Estimated Closing Statement was prepared in accordance with this Agreement, and with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such Estimated Closing Statement was being prepared as of a fiscal year end.

(b) Post-Closing Adjustment.

(i) Within 60 days after the Closing Date, Buyer shall prepare and deliver to Sellers’ Representative a statement setting forth its calculation of Closing Net Debt, which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the Proposed Transaction), and the amount of Closing Net Debt (the “Closing Statement”), prepared in accordance with the same accounting methods, practices, principles, policies and procedures used for the Estimated Closing Statement.

(ii) The post-closing adjustment shall be an amount equal to the difference between the Closing Net Debt (as finally determined in accordance with Section 2.04) minus the Estimated Closing Net Debt actually paid by the Buyer pursuant to Section 2.03(a)(ii)(A) (the “Post-Closing Adjustment”). The Post-Closing Adjustment may be a positive or negative amount and shall be paid in accordance with Section 2.04(d).

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(c) Examination and Review.

(i) Examination. After receipt of the Closing Statement, Sellers’ Representative shall have 30 days (the “Review Period”) to review the Closing Statement. During the Review Period, Sellers’ Representative and its accountants shall have reasonable access during normal business hours to the personnel, books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or its accountants to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Statement as Sellers’ Representative may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

(ii) Objection. On or prior to the last day of the Review Period, Sellers’ Representative may object to the Closing Statement by delivering to Buyer a written statement setting forth Sellers’ Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ Representative’s disagreement therewith (the “Statement of Objections”). If Sellers’ Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Statement shall be deemed to have been accepted by Sellers’ Representative, and the parties shall make the Post Closing Adjustment payments in accordance with Section 2.04(d). If Sellers’ Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and Sellers’ Representative shall negotiate in good faith to resolve such objections during the 30-day period immediately following the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Statement with such changes as may have been previously agreed in writing by Buyer and Sellers’ Representative shall be final and binding.

(iii) Resolution of Disputes. If Sellers’ Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the Company’s account as of the Closing Date, or if unwilling to serve, another mutually acceptable nationally recognized independent accounting or financial consulting firm (the “Independent Accountant”), who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Statement; provided, however if Buyer and the Sellers’ Representative are unable to agree on the Independent Accountant within ten (10) Business Days following submission of the Disputed Amounts, either Buyer or Sellers’ Representative may request that the American Arbitration Association appoint a nationally recognized independent accounting or financial consulting firm that does not have a material relationship with Buyer, Sellers, the Sellers’ Representative, or the Company (such appointed Person, the “AAA Accountant”). The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant or AAA Accountant, as the case may be shall only make a determination with respect to the Disputed Amounts and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively.

(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Sellers, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers’ Representative or Buyer, respectively, bears to the aggregate amount actually contested by Sellers’ Representative and Buyer.

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

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(d) Payments of Post-Closing Adjustment.

(i) If the Post-Closing Adjustment is a negative number (the absolute value of such amount, the “Post-Closing Deficit”) and the Post-Closing Deficit is less than the amount held in the Purchase Price Adjustment Escrow Fund, Sellers’ Representative and Buyer shall, within two (2) Business Days after the final determination of the Post-Closing Adjustment, jointly instruct the Escrow Agent to disburse from the Purchase Price Adjustment Escrow Fund by wire transfer of immediately available funds (A) to Buyer, an amount equal to the Post-Closing Deficit, and (B) to each Seller in accordance with the Consideration Spreadsheet, the remaining amount of such Seller’s contribution to Purchase Price Adjustment Escrow Fund.

(ii) If the Post-Closing Deficit is greater than the amount held in the Purchase Price Adjustment Escrow Fund, then Sellers’ Representative and Buyer shall, within two (2) Business Days after the final determination of the Post-Closing Adjustment, jointly instruct the Escrow Agent to disburse the full amount of the Purchase Price Adjustment Escrow Fund to Buyer by wire transfer of immediately available funds, and the Sellers, jointly and severally, shall pay by wire transfer of immediately available funds to Buyer, the amount by which the Post-Closing Deficit exceeds the amount held in the Purchase Price Adjustment Escrow Fund.

(iii) If the Post-Closing Adjustment is a positive number (the “Post Closing Surplus”), (A) within two (2) Business Days after the final determination of a Post Closing Surplus, Sellers’ Representative and Buyer shall jointly instruct the Escrow Agent to disburse and return from the Purchase Price Adjustment Escrow Fund by wire transfer of immediately available funds to each Seller in accordance with the Consideration Spreadsheet, such Seller’s contributed amount to Purchase Price Adjustment Escrow Fund, and (B) within ten (10) Business Days after the final determination of a Post Closing Surplus Buyer shall disburse by wire transfer of immediately available funds to each Seller in accordance with its Pro Rata Share, such Seller’s Pro Rata Share of the Post-Closing Surplus, and (B).

(e) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.04 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.05 Consideration Spreadsheet.

(a) At least five Business Days before the Closing and concurrently with the delivery of the Estimated Closing Statement, the Company shall prepare and deliver to Buyer a spreadsheet (the “Consideration Spreadsheet”), certified by the Chief Executive Officer of the Company, which shall set forth, as of the Closing Date, the following:

(i) the name and address of each Seller, the number of Units held by such Seller, and each Seller’s Pro Rata Share;

(ii) the aggregate consideration to be paid to each Seller for such Seller’s Units;

(iii) the amount to be contributed by each Seller to the Escrow Funds; and

(iv) wire instructions and bank account information for each Seller.

(b) The parties agree that Buyer shall be entitled to rely on the Consideration Spreadsheet in making payments under ARTICLE II and Buyer shall not be responsible for calculations or determination regarding such calculation in such Consideration Spreadsheet.

Section 2.06 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Units contemplated hereby shall take place at a closing (the “Closing”) to be held no later than two Business Days after the last of the conditions to Closing set forth in ARTICLE VIII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), which Closing shall be held remotely by electronic exchange of documents and signatures, or at such other time or on such other date or at such other place as the Seller’s Representative and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). The Closing shall be deemed effective as of 11:59 p.m. Central time on the Closing Date.

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Section 2.07 Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and the Company may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Sellers hereunder. Without limiting the foregoing, Buyer shall be entitled to deduct and withhold any amounts required under Section 1445 of the Code to the extent the applicable Seller fails to deliver the documentation required by Section 7.15.

Section 2.08 Holdback.

(a) Holdback Shares. As a holdback of a portion of the Purchase Price otherwise payable to Sellers at Closing, Buyer shall reserve for issuance to Sellers in an aggregate amount of $11,200,000 in validly issued, fully paid and nonassessable shares of restricted Common Stock with a per share price equal to the Buyer Closing Price (the “Holdback Shares”). Subject to and in accordance with Section 2.08(c), the Buyer shall issue to the Sellers the percentage of Holdback Shares equal to the quotient of the Adjusted EBIDTA through the end of the Calculation Period divided by the Target EBITDA, provided that in the event the Adjusted EBITDA exceeds the Target EBITDA in no event shall Buyer be obligated to issue Sellers in accordance with this Agreement more than the Holdback Shares.

(b) Procedures Applicable to Determination of the Issuance of Holdback Shares.

(i) By March 1, 2028, Buyer shall prepare and deliver to Sellers’ Representative a written statement (the “Holdback Calculation Statement”) setting forth in reasonable detail its determination of Adjusted EBITDA for the Calculation Period and its calculation of the resulting number of Holdback Shares issuable (the “Holdback Calculation”).

(ii) Sellers’ Representative shall have 30 days after receipt of the Holdback Calculation Statement (the “Holdback Review Period”) to review the Holdback Calculation Statement and the Holdback Calculation set forth therein. During the Holdback Review Period, Sellers’ Representative and its accountants shall have reasonable access during normal business hours to the books, records and personnel of the Company, the personnel of, and work papers prepared by, Buyer and/or its accountants to the extent that they relate to the determinations of Adjusted EBITDA and the resulting issuance of Holdback Shares, provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company. Prior to the expiration of the Holdback Review Period, Sellers’ Representative may object to the Holdback Calculation set forth in the Holdback Calculation Statement for the applicable Calculation Period by delivering a written notice of objection (a “Holdback Calculation Objection Notice”) to Buyer. Any Holdback Calculation Objection Notice shall specify the items in the applicable Holdback Calculation disputed by Sellers’ Representative and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Sellers’ Representative fails to deliver a Holdback Calculation Objection Notice to Buyer prior to the expiration of the Holdback Review Period, then the Holdback Calculation set forth in the Holdback Calculation Statement shall be final and binding on the parties hereto and the Buyer shall issue the Holdback Shares in accordance with Section 2.08(c). If Sellers’ Representative timely delivers a Holdback Calculation Objection Notice, Buyer and Sellers’ Representative shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Adjusted EBITDA and the Holdback Shares issuable for the applicable Calculation Period. If Buyer and Sellers’ Representative are unable to reach agreement within 30 days after such a Holdback Calculation Objection Notice has been given, all unresolved disputed items shall be referred to the Independent Accountant, who, acting as experts and not arbitrators, shall resolve the unresolved disputed items. The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable Holdback Calculation as promptly as practicable, but in no event greater than 30 days after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Holdback Calculation Objection Notice. If unresolved disputed items are submitted to the Independent Accountant, Buyer and Sellers’ Representative shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and Sellers’ Representative, and not by independent review. The resolution of the dispute and the calculation of Adjusted EBITDA that is the subject of the applicable Holdback Calculation Objection Notice by the Independent Accountant shall be final and binding on the parties hereto. The fees and expenses of the Independent Accountant shall be borne by Sellers’ Representative and Buyer in proportion to the amounts by which their respective calculations of Adjusted EBITDA differ from Adjusted EBITDA as finally determined by the Independent Accountant.

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(c) Timing of Payment of Issuance of Holdback Shares. Subject to Section 2.08(b), any issuance of Holdback Shares that Buyer is required to issue pursuant to Section 2.08(a) hereof shall be issued by Buyer no later than 15 Business Days following the date upon which the determination of Adjusted EBITDA for the applicable Calculation Period becomes final and binding upon the parties as provided in Section 2.08(b)(ii) (including any final resolution of any dispute raised by Sellers’ Representative in a Holdback Calculation Objection Notice). Buyer shall issue to Sellers in accordance with their Pro Rata Shares the applicable Holdback Shares for each Seller set forth on the Consideration Spreadsheet.

(d) Post-Closing Operation of the Company. Subject to the terms of this Agreement, subsequent to the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Company; provided, that Buyer shall not, directly or indirectly, take any actions that would have the purpose of avoiding or reducing any Holdback Shares issuable hereunder. Notwithstanding the foregoing, Buyer has no obligation to operate the Company in order to achieve any issuance of Holdback Shares or to maximize the amount of any Holdback Shares issuable. Notwithstanding the foregoing, Buyer shall: (i) operate the Company in a manner consistent with the business practices of Sellers and the conduct of the business in effect immediately prior to the Closing Date, (ii) permit the Company employees to continue to engage in the same full time business activities as they were engaged in prior to the Closing Date in the conduct of the business; (iii) not act or fail to act for the purpose of (1) avoiding the obligations of Buyer under this Agreement, or (2) directly or indirectly circumventing any payment or issuance obligation Buyer may have to Sellers of the Holdback Shares, and (iv) not conduct any other business through the Company besides the business as conducted by Sellers as of the Closing Date that would materially affect Sellers entitlement to the Holdback Shares.

(e) No Security. The parties hereto understand and agree that (i) the contingent rights to be issued any Holdback Shares shall not be represented by any form of certificate or other instrument, are not transferable except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer or the Company, (ii) Sellers shall not have any rights as a securityholder of Buyer or the Company as a result of Seller’s contingent right to be issued Holdback Shares, and (iii) no interest is payable with respect to any Holdback Shares not yet issued. Notwithstanding the foregoing, Buyer shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock (or other applicable equity securities), solely for the purpose of satisfying its obligations to issue Holdback Shares pursuant to this Agreement, a sufficient number of shares to effect the issuance of all Holdback Shares that may become issuable hereunder.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Company represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the Effective Date except to the extent such representations and warranties of the Company are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

Section 3.01 Organization, Authority and Qualification of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Kansas and has full company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.01 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. The Company has full company power and authority to enter into this Agreement and any Ancillary Documents to which the Company is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

Section 3.02 Enforceability and Authority of the Company. The execution and delivery by the Company of this Agreement and any Ancillary Document to which the Company is or will be a party, the performance by the Company of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite company action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. When each Ancillary Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms.

Section 3.03 Capitalization.

(a) Section 3.03(a) of the Disclosure Schedules sets forth the name of each Person that is the registered owner of any Units, the number or percents of Units owned by such Person.

(b) Except for the Company’s phantom stock plan as set forth in Section 3.03(b) of the Disclosure Schedules (the “Phantom Stock Plan”), no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, and there is no commitment by the Company to issue units, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any Units.

(c) All issued and outstanding Units are (i) duly authorized and validly issued; (ii) not subject to any preemptive rights created by statute, the operating agreement, or other organizational documents of the Company, or any agreement to which the Company is a party; and (iii) free of any Encumbrances created by the Company in respect thereof except as set forth on Section 3.03(d) of the Disclosure Schedules. All issued and outstanding Units were issued in compliance with applicable Law.

(d) No outstanding Units are subject to vesting or forfeiture rights or repurchase by the Company.

(e) All distributions, dividends, repurchases and redemptions of the Units (or other Equity Interests, if any) of the Company were undertaken in compliance with the operating agreement, or other organizational documents of the Company then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

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Section 3.04 Subsidiaries.

(a) A list of all Subsidiaries of the Company is set forth in Section 3.04(a) of the Disclosure Schedules. Except as set forth in Section 3.04(a) of the Disclosure Schedules, each Subsidiary of the Company is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Material Adverse Effect on such Subsidiary.

(b) Neither the Company nor any of Subsidiary of the Company controls directly or indirectly or has any direct or indirect equity participation, profit sharing or similar interest of any nature in any other Person. The Company is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. The Company has not agreed and is not obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Person. The Company has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Person.

Section 3.05 No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the operating agreement or other organizational documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of its properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the Ancillary Documents to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby.

Section 3.06 Financial Statements. Complete copies of the Company’s audited financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2025 and 2024 and the related statements of income and retained earnings, members’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at July 31, 2026 and the related statements of income and retained earnings, members’ equity and cash flow for the seven-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be material to the Company) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2025, is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of July 31, 2026 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” The Company maintains a standard system of accounting established and administered in accordance with GAAP.

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Section 3.07 Undisclosed Liabilities. Except as set forth on Section 3.07 of the Disclosure Schedules, the Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the Ordinary Course of Business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.08 Absence of Certain Changes, Events and Conditions. Since the Interim Balance Sheet Date, the business of the Company has been conducted in the Ordinary Course of Business consistent with past practice, and other than as set forth on Section 3.08 of the Disclosure Schedules there has not been, with respect to the Company, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the operating agreement, or other organizational documents of the Company;

(c) split, combination or reclassification of any units of its membership interests or other equity interests in the Company;

(d) issuance, sale or other disposition of any of its membership interests or other equity interests in the Company, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its membership interests or other equity interests in the Company;

(e) declaration or payment of any dividends or distributions on or in respect of any of its membership interests or other equity interests in the Company or redemption, purchase or acquisition of its membership interests or other equity interests in the Company;

(f) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) entry into any Contract involving aggregate consideration in excess of $150,000 or would constitute a Material Contract;

(i) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business consistent with past practice;

(j) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k) transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property or Company IP Agreements except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice;

(l) abandonment or lapse of or failure to maintain in full force and effect any Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality of any Trade Secrets included in the Company Intellectual Property;

(m) material damage, destruction or loss (whether or not covered by insurance) to its property;

(n) capital investment in, or loan to, any other Person;

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(o) acceleration, termination, material modification to or cancellation of any Material Contract to which the Company is a party or by which it is bound;

(p) material capital expenditures;

(q) imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the Company properties, membership interests or other equity interests in the Company or assets, tangible or intangible;

(r) other than payments with respect to the Phantom Stock Plan or merit raises in the Ordinary Couse Of Business, (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, managers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $100,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, managers, director, independent contractor or consultant except as may be required by Section 2.03;

(s) hiring or promoting of any person as or to (as the case may be) an officer or hiring or promoting of any employee below officer except to fill a vacancy in the ordinary course of business;

(t) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, manager, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(u) loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members or current or former managers, directors, officers and employees;

(v) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(w) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $50,000, individually (in the case of a lease, per annum) or $150,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course of Business consistent with past practice;

(y) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(z) action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(aa) Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

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Section 3.09 Material Contracts.

(a) Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being “Material Contracts”):

(i) each Contract of the Company involving aggregate consideration in excess of $150,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(ii) all Contracts with the Material Customers and the Material Suppliers;

(iii) all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iv) all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(v) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(vi) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vii) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than 90 days’ notice;

(viii) except for Contracts relating to trade payables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company;

(ix) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xi) all Contracts between or among the Company on the one hand and a Seller or any Affiliate of a Seller (other than the Company) on the other hand;

(xii) all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(xiii) any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09.

(b) Each Material Contract is in full force and effect and is a valid and binding agreement enforceable against the Company and the other party or parties thereto, in accordance with its terms. Other than as set forth on Section 3.09(b) of the Disclosure Schedules, none of the Company or, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

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Section 3.10 Title to Assets; Real Property.

(a) The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a good and valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) liens for Taxes not yet due and payable;

(ii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business consistent with past practice, with respect to amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iii) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or

(iv) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b) Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the name and date of the lease, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller or the Company and relating to the Real Property. With respect to leased Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Company’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11 Condition of Assets. Other than as set forth on Section 3.11 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair (ordinary wear and tear excepted), and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

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Section 3.12 Intellectual Property; Data Privacy and Security.

(a) Section 3.12(a) of the Disclosure Schedules contains a correct, current, and complete list of: (i) all Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; (ii) all unregistered Trademarks included in the Company Intellectual Property; (iii) all proprietary Software of the Company, including all Software developed by or for the Company and all Software embedded in, distributed with, or used in the development, operation, maintenance, or provision of the Company’s products or services; (iv) all Digital Assets owned or used by the Company in the Company’s business; and (v) all other Company Intellectual Property used or held for use in the Company’s business as currently conducted.

(b) Section 3.12(b) of the Disclosure Schedules contains a correct, current, and complete list of all Company IP Agreements. Seller has provided Buyer with true and complete copies of all Company IP Agreements, including all amendments, renewals, statements of work, order forms, and other related documents. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement. Except as set forth on Section 3.12 of the Disclosure Schedules, no party to any Company IP Agreement has exercised, or has any current right to exercise, any termination right, suspension right, audit right, source code escrow release right, or other right that could reasonably be expected to materially impair the value or use of the applicable Intellectual Property or services to the Company. The Company is not obligated to pay any royalties, fees, or other amounts contingent on the consummation of the transactions contemplated hereby, any change of control, or Buyer’s use of the Company Intellectual Property following the Closing.

(c) Other than as set forth on Section 3.12(c) of the Disclosure Schedules, the Company is the sole and exclusive legal and beneficial owner of all right, title, and interest in and to the Company Intellectual Property, and with respect to the Company IP Registrations, is the record owner thereof. The Company has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Company’s business as currently conducted, free and clear of Encumbrances, other than Permitted Encumbrances. Each current and former employee and independent contractor of the Company and each third party who has contributed to the creation, invention, development, or improvement of any Company Intellectual Property has entered into a binding, valid and enforceable written Contract granting to the Company a present, irrevocable assignment of any ownership interest such third parties may have in or to all Intellectual Property invented, created, or developed by such third parties within the scope of their employment or engagement with the Company. All assignments and other instruments necessary to establish, record, and perfect the Company’s ownership interest in the Company IP Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars. No current or former employee, contractor, consultant, founder, or other Person has any claim, right (including any right to royalties or other compensation), or interest in or to any Company Intellectual Property.

(d) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or except as set forth on Section 3.05 of the Disclosure Schedules, require the consent of any other Person in respect of, the Company’s right to own or use any Company Intellectual Property, Licensed Intellectual Property, or Company IT Systems used in, held for use in, or reasonably anticipated to be used in the conduct of the Company’s business following the Closing.

(e) All of the Company Intellectual Property and Licensed Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements and implementing reasonable physical, technical, administrative, and contractual safeguards. To the Knowledge of the Company, there has been no unauthorized disclosure of any third-party or Company proprietary or confidential information in the possession, custody or control of the Company. All required filings and fees related to the Company IP Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. To the Knowledge of the Company, no event has occurred that has resulted in, or would reasonably be expected to result in, the abandonment, invalidation, unenforceability, or loss of any Company Intellectual Property or Licensed Intellectual Property.

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(f) The conduct of the Company’s business as currently and formerly conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes and services of the Company, have not infringed, misappropriated or otherwise violated, and will not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property or Licensed Intellectual Property. The Company has not brought, asserted, threatened, or settled any claim alleging infringement, misappropriation, or other violation of any Company Intellectual Property or Licensed Intellectual Property.

(g) There are no Actions (including any office action, opposition, cancellation, revocation, reexamination, inter partes review, post-grant review, claim, or other proceeding), whether settled, pending, or to the Knowledge of the Company, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or Licensed Intellectual Property or the Company’s right, title, or interest in or to any Company Intellectual Property or Licensed Intellectual Property; or (iii) by the Company or by the owner of any Licensed Intellectual Property alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property or such Licensed Intellectual Property. To the Company’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action. The Company is not subject to any outstanding or, to the Knowledge of the Company, prospective Governmental Order that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property or Licensed Intellectual Property. The Company has not received any written complaint, oral notice, demand, invitation to license, or claim asserting any of the foregoing.

(h) All Company IT Systems are in good working condition and are sufficient for the operation of the Company’s business as currently conducted. In the past six (6) years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems. The Company has taken all commercially reasonable steps and implemented and maintained industry-standard technical, administrative, and physical safeguards to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements. Without limiting the foregoing, the Company has implemented and maintained industry-standard policies and procedures concerning access controls, authentication, encryption, vulnerability management, logging and monitoring, patch management, endpoint protection, vendor management, incident response, business continuity, and disaster recovery, and the Company has tested such policies and procedures on no less than an annual basis. To the Knowledge of the Company, the Company IT Systems do not contain any viruses, worms, Trojan horses, ransomware, malware, disabling codes, time bombs, back doors, or other malicious codes designed or intended to disrupt, damage, disable or provide unauthorized access to any Company IT Systems. The Company has not suffered any material outage of Company IT Systems in the past six (6) years. The Company maintains complete and accurate books and records regarding all material incidents involving Company IT Systems.

(i) Section 3.12(i) of the Disclosure Schedules contains a correct, current, and complete list of all material privacy policies, data retention policies, incident response plans, business continuity plans, disaster recovery plans, and written information security programs used by the Company, copies of which have been provided to Buyer. The Company has complied with, and for the past six (6) years has been in compliance with, all applicable Laws and all publicly posted policies, notices, and statements and all internal policies, contractual commitments, and industry standards concerning the collection, use, storage, transfer, disclosure, retention, deletion, security, protection, and other processing of Personal Information in the conduct of the Company’s business. In the past six (6) years, the Company has not (i) to the Knowledge of the Company, experienced any actual, alleged, or suspected data breach or other security incident involving Personal Information in its possession or control or involving Company IT Systems, including any ransomware incident, business email compromise, unauthorized access, or other compromise of confidentiality, integrity, or availability; or (ii) been subject to or received any written notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company’s collection, use, storage, transfer, disclosure, retention, deletion, security, protection, and other processing of Personal Information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and there are no facts or circumstances that could reasonably be expected to give rise to any such Action. The Company has entered into all required data processing agreements, cross-border transfer mechanisms, and vendor management arrangements required under applicable Law and has conducted all notices, consents, risk assessments, transfer impact assessments, privacy impact assessments, and security reviews required under applicable Law or the Company’s policies. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not violate any privacy policy, data processing agreement, or applicable Law relating to privacy, data security, or data transfers, or require consent from any Person. The Company has not sold, shared, leased, or otherwise monetized Personal Information, except in compliance with applicable Law and as disclosed in Section 3.12(i) of the Disclosure Schedules.

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(j) Section 3.12(j) of the Disclosure Schedules contains a correct, current, and complete list of all Open Source Software, copyleft, or community-source software incorporated into, combined with, linked to, or used in the development, distribution, hosting, support, maintenance, or operation of any proprietary Software or other products or services of the Company, identifying any applicable licenses thereto. No Open Source Software, copyleft, or community-source Software has been incorporated into, linked with, distributed with, or used in the development of any proprietary Software of the Company in a manner that (i) requires or has required the Company to disclose, distribute, license, or make available any source code for such proprietary Software; (ii) requires or has required such proprietary Software to be licensed for the purpose of making derivative works; (iii) imposes any material restriction on the consideration the Company may charge for the distribution of such proprietary Software; or (iv) otherwise materially limits the Company’s use, commercialization, licensing, or enforcement of such proprietary Software.

(k) The Company has not used, and no proprietary Software, product, service, or model of the Company incorporates, any artificial intelligence, machine learning, automated decision-making, generative AI, training data, or third-party datasets in a manner that violates any applicable Law, contract, privacy policy, license, or the rights of any Person. The Company has implemented commercially reasonable policies and controls governing the use of artificial intelligence and the ingestion, training, prompting, output review, and protection of confidential information and Personal Information in connection therewith.

Section 3.13 Inventory. All ticket inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business consistent with past practice. Inventory of the Company is carried on the Balance Sheet at fair overall cost, and unsold ticket inventory for event which have occurred are written down at a loss. Except for as set forth on Section 3.13 of the Disclosure Schedules, all inventory is owned by the Company free and clear of all Encumbrances. The quantities of each item of ticket inventory are not excessive but are reasonable in the present circumstances of the Company.

Section 3.14 Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the Interim Balance Sheet Date (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the Ordinary Course of Business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, are collectible in full within 90 days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

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Section 3.15 Customers and Suppliers.

(a) Section 3.15(a) of the Disclosure Schedules sets forth (i) a list of the Company’s top 15 customer (measured by revenue) during each of the two most recent fiscal years and each customer that the Company reasonably expects will be among such list for 2026 (collectively, the “Material Customers”).

(b) Section 3.15(b) of the Disclosure Schedules sets forth (i) a list of the Company’s top 15 suppliers and service providers, including sales representatives, (measured by the dollar amount paid by the Company) during each of the two most recent fiscal years (collectively, the “Material Suppliers”).

Section 3.16 Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, managers’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company and relating to the assets, business, operations, employees, officers and managers of the Company (collectively, the “Insurance Policies”) and true and complete copies of the Insurance Policies have been made available to Buyer. The Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of the Insurance Policies. All premiums due on the Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 3.17 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.17(a) of the Disclosure Schedules, there are no Actions pending, or, to the Company’s Knowledge, threatened against the Company.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.18 Compliance With Laws; Permits.

(a) The Company has complied, and is now complying, in all material respects with all Laws applicable to it or its business, properties or assets.

(b) All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the Effective Date have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. The Company has complied and is now complying with the terms of all Permits listed on Section 3.18(b) of the Disclosure Schedules. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.

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Section 3.19 Environmental Matters.

(a) The Company is currently and has been in compliance with all Environmental Laws and has not received from any Person any: (i) written notice or claim with respect to any actual or alleged violation of or liability under any Environmental Law; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) There has been no Release of Hazardous Materials in contravention of Environmental Law by Company or, to the Company’s Knowledge, by any third party with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company, and the Company has not received any written notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structures located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in a claim against, or liability for, the Company.

(c) The Company has provided or otherwise made available to Buyer and listed in Section 3.19(c) of the Disclosure Schedules all environmental reports, site assessments, and similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company related to compliance with Environmental Laws or Hazardous Materials.

Section 3.20 Employee Benefit Matters.

(a) Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, salary continuation, termination allowance, supplemental unemployment benefit, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit, educational allowance, workers’ compensation and other similar agreement, plan, policy or practice, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to for the benefit of any current or former employee, officer, manager, director, retiree, independent contractor or consultant of the Company or an ERISA Affiliate or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its ERISA Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.20(a) of the Disclosure Schedules, each, a “Benefit Plan”). The Company has separately identified in Section 3.20(a) of the Disclosure Schedules each Benefit Plan that contains a change in control provision.

(b) With respect to each Benefit Plan, the Company has made available to Buyer accurate and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments and restatements (including without limitation complete copies of any plans that may have merged into such plan); (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration or service agreements and similar agreements, and investment management or investment advisory agreements, annuity contracts and documents relating to fees incurred by the sponsor or participants and beneficiaries; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the three most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the three most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from and to the Internal Revenue Service, U.S. Department of Labor, U.S. Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

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(c) Each Benefit Plan and any related trust has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws), all required returns (including without limitation information returns) have been prepared in accordance with all applicable Laws and have been timely filed in accordance with applicable Laws with respect to such Benefit Plan, and neither the Company nor any ERISA Affiliate has received any written notice from any governmental or quasi-governmental authority questioning or challenging such compliance. Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Chapter 43 of the Code.

All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. No Qualified Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code. Neither the Company nor any ERISA Affiliate is or ever has been party to or made contributions to any Multiemployer Plan, within the meaning of Section 4001(a)(3) of ERISA, or a “multiple employer plan” within the meaning of Section 413(c) of the Code.

(d) Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (iii) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (iv) participated in or made contributions to a multiple employer welfare arrangement (MEWA) under Section 3(40) of ERISA.

(e) Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, manager, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(f) Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree health benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.

(g) There is no pending or, to the Company’s Knowledge, threatened Action or claim relating to a Benefit Plan or assets of any Benefit Plan (other than routine claims for benefits), and no Benefit Plan has been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

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(h) There has been no amendment to, announcement by Seller, the Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any manager, director, officer, employee, independent contractor or consultant, as applicable. None of the Company nor any of its Affiliates has any commitment or obligation or has made any representations to any manager, director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(i) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(j) Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(k) Except on Section 3.20(k) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former manager, director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Benefit Plan; or (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan;

(l) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent event) (i) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (ii) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

(m) All options that have been granted by the Company to employees that purport to be “incentive stock options” under the Code comply with all applicable requirements necessary to qualify for such tax status, and no option is subject to the provisions of Section 409A of the Code.

Section 3.21 Employment Matters.

(a) Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the Effective Date, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate, hourly rate, or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits (if any) provided to each such individual as of the Effective Date. Other than the Phantom Stock Plan, as of the Effective Date, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the Effective Date have been paid in full (or accrued in full on the audited balance sheet contained in the Closing Statement) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees.

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(b) The Company is not, and has not been for the past three years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three years, any Union representing or purporting to represent any employee of the Company, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(c) Except as set forth on Section 3.21(c) of the Disclosure Schedules, for the past five (5) years, the Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals currently and/or formerly characterized and/or treated by the Company as independent contractors or consultants are and/or were properly classified as independent contractors under all applicable Laws at all relevant times. All current and former employees of the Company not paid overtime for hours worked in excess of applicable Federal, state, and local overtime thresholds are and/or were properly classified as exempt from overtime under the Fair Labor Standards Act and state and local wage and hour laws at all relevant times. There are no Actions against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any applicant, employee, consultant, volunteer, intern or independent contractor of the Company (for each, whether current or former), including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment or labor related matter arising under applicable Laws. No applicant, employee, consultant, volunteer, intern or independent contractor of the Company (for each, whether current or former), and no attorney representing such a person, has raised any concern or allegation to the Company relating to unfair labor practices, equal employment opportunities, fair employment practices, discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment or labor related matter arising under applicable Laws.

(d) The Company has complied with the WARN Act, and it has no plans to undertake any action that would trigger the WARN Act.

Section 3.22 Taxes. Except as set forth in Section 3.22 of the Disclosure Schedules:

(a) All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed (after giving effect to any valid extensions of time in which to make such filings). Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, complied with all information reporting and backup withholding provisions of applicable Law, and has timely filed all withholding Tax Returns for all periods through and including the Closing Date.

(c) No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

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(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company. None of the Companies have executed any powers of attorney with respect to any Tax or Tax Return, other than powers of attorney that are no longer in force.

(e) The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before the Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f) Section 3.22(f) of the Disclosure Schedules sets forth:

(i) the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii) the taxable years and states in which the Company has made a pass-through entity tax election; and

(iii) those years for which examinations by the taxing authorities have been completed.

(g) The Company validly elected, pursuant to Treasury Regulations Section 301.7701-3(c), to be classified as an association taxable as a corporation for U.S. federal income Tax purposes, effective as of January 1, 2020, and validly elected, pursuant to Section 1362(a) of the Code, to be treated as an S corporation within the meaning of Sections 1361 and 1362 of the Code, effective as of January 1, 2020. The Company has been a validly electing S corporation at all times since the effective date of such S election, and the Company will be an S corporation up to and including the Closing Date. The Company has made valid and timely corresponding elections (or is treated as an S corporation without the need for any separate election) for all applicable state and local income Tax purposes. No Governmental Authority has challenged the effectiveness of any such election, and no facts or circumstances exist that have caused or could cause the Company’s status as an S corporation to terminate (whether under Section 1362(d) of the Code or otherwise) at any time on or prior to the Closing Date.

(h) Each Seller is, and has been at all times during which such Seller has held any Units, a Person eligible to hold stock of an S corporation under Section 1361(b)(1) of the Code, and at no time has any Person that is not an eligible S corporation shareholder held any Equity Interest in the Company. Each Seller that is a trust is a trust described in Section 1361(c)(2)(A) of the Code and, to the extent required, a valid and timely election under Section 1361(d)(2) of the Code (qualified subchapter S trust) or Section 1361(e)(3) of the Code (electing small business trust) has been made with respect to such trust and remains in effect. At all times since the effective date of the Company’s S election, the Company has had no more than 100 shareholders and only one class of stock, in each case within the meaning of Section 1361(b)(1) of the Code and Treasury Regulations Section 1.1361-1(l), and no Contract, Unit or other instrument of the Company constitutes a second class of stock for such purposes.

(i) The Company does not have, and has never had, any “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code. The Company will not be liable for any Tax under Section 1374 of the Code (or any corresponding or similar provision of state or local Law) in connection with the deemed sale of the Company’s assets resulting from the Section 338(h)(10) Elections. The Company has not, in the past 10 years, acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor. The Company does not use, and has not used, the last-in, first-out (LIFO) method of accounting for inventories, and the Company is not and will not become liable for any Tax under Section 1363(d) of the Code.

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(j) All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(k) There is no examination, audit, dispute, notice, assessment, claim, or other administrative or judicial proceeding threatened in writing or pending with respect to any Tax Return of the Company and there is no other procedure, proceeding or contest of any refund or deficiency with respect to any Taxes of the Company on appeal or pending with any taxing authority.

(l) The Company has delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2023.

(m) There are no Encumbrances for Taxes upon the assets of the Company (except where such Encumbrance arises as a matter of law prior to the due date for paying the related Taxes).

(n) The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(o) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(p) The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(q) The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii) an installment sale or open transaction occurring on or prior to the Closing Date;

(iii) a prepaid amount received on or before the Closing Date;

(iv) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law) with respect to a transaction occurring on or prior to the Closing Date;

(v) a “gain recognition agreement” to which the Company is a party under Section 367 of the Code;

(vi) an election under Section 965 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law); or

(vii) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law.

(r) The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period in Section 897(c)(1)(a) of the Code.

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(s) The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(t) The Company has not disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign Law.

(u) The Company has not consummated or participated in, and is not currently participating in, any transaction that was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. The Company has not participated in, and is not currently participating in, any “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4 or any other transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign Tax Law.

(v) There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(w) No property owned by the Company is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(x) The Company has appropriately classified depreciable assets and claimed appropriate tax depreciation thereon in accordance with applicable Law.

(y) The Company is in compliance in all respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company. All related party transactions involving the Company are at arm’s length in compliance with Section 482 of the Code, the Treasury Regulations promulgated thereunder, and any similar provision of state, local or foreign law.

Section 3.23 Books and Records. The operating agreement of the Company, which have been made available to Buyer, is complete and correct and has been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of meetings, and material actions taken by written consent of, the members, the board of managers and any committees of the board of managers of the Company. At the Closing, all material books and records will be in the possession of the Company.

Section 3.24 No Other Representations and Warranties. Except for the representations and warranties contained in ARTICLE III and ARTICLE IV (including any related portions of the Disclosure Schedules) or in any other Ancillary Documents, none of the Sellers, the Company nor any of their respective Affiliates has made or makes any express or implied representation or warranty, with respect to any other information provided, or made available, to Buyer or any of its Representatives in connection with the transactions contemplated hereby, and Buyer expressly disclaims reliance on any such other representations or warranties.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each Seller, severally and not jointly, represents and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct as of the Effective Date.

Section 4.01 Enforceability. This Agreement has been duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms. When each Ancillary Document to which such Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms.

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Section 4.02 No Conflicts; Consents. The execution, delivery and performance by such Seller of this Agreement and the Ancillary Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller; or (b) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which such Seller is a party or by which such Seller is bound or to which any of such Seller’s properties and assets are subject. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to such Seller in connection with the execution and delivery of this Agreement and the Ancillary Documents to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby.

Section 4.03 Title to Units. Such Seller is the record and beneficial owner of the Units set forth opposite such Seller’s name, free and clear of all Encumbrances other than as set forth on Section 4.03 of the Disclosure Schedules. Such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting or transfer of any Units. Upon consummation of the transactions contemplated by this Agreement, Buyer shall acquire from such Seller good, valid and marketable title to all Units set forth opposite such Seller’s name on Section 4.03 of the Disclosure Schedules, free and clear of any Encumbrance.

Section 4.04 Legal Proceedings. There are no Actions pending or, to such Seller’s knowledge, threatened against or by such Seller or any Affiliate of such Seller relating to the Company or that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of such Seller.

Section 4.06 FIRPTA. Such Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this ARTICLE V are true and correct as of the Effective Date and as of the Closing.

Section 5.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Nevada and Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is or will be a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

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Section 5.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents to which Buyer is or will be a party and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby on a timely basis.

Section 5.03 Investment Purpose. Buyer is acquiring the Units solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Units are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 5.04 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Buyer consists of 13,333,333 shares of Common Stock and 10,000,000 shares of preferred stock, $0.001 par value per share (the “Preferred Stock”). The rights and privileges of each class of Buyer’s capital stock are as set forth in Buyer’s articles of incorporation, as amended. As of the close of business on the Business Day immediately prior to the date of this Agreement, (i) 6,506,860 shares of Common Stock were issued or outstanding, (ii) no shares of Common Stock were held in the treasury of Buyer or by Subsidiaries of Buyer, and (iii) no shares of Preferred Stock were issued or outstanding.

(b) All outstanding shares of Common Stock are, and all shares of Common Stock subject to issuance pursuant to this Agreement, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, Buyer’s articles of incorporation or bylaws or any agreement to which Buyer is a party or is otherwise bound, other than restrictions arising from applicable securities Laws, the Lock-Up Agreement, and the Registration Rights Agreement. There are no obligations, contingent or otherwise, of Buyer to repurchase, redeem or otherwise acquire any shares of Common Stock. All outstanding shares of Buyer have been offered, issued and sold by Buyer in compliance with all applicable federal and state securities Laws.

Section 5.05 Litigation. Except as set forth in Section 5.05 of the Buyer Disclosure Schedules, there are no Actions pending or, to Buyer’s knowledge, threatened in writing against or by Buyer that challenge or seek to prevent, enjoin, or otherwise materially delay the transactions contemplated by this Agreement.

Section 5.06 Compliance with Laws. Buyer and each of its Subsidiaries has during the last five (5) years complied with, is not in material violation of, and, as of the date of this Agreement, has not received any written notice from any Governmental Authority alleging any violation with respect to, any applicable provisions of any Law related to the conduct of its business or the ownership or operation of its properties or assets.

Section 5.07 Opinion of Financial Advisor. Prior to the execution and delivery of this Agreement, the financial advisor of Buyer, Roth Capital Partners, LLC, has delivered to the board of directors of Buyer (the “Board”) an opinion to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the aggregate consideration to be paid by Buyer pursuant to this Agreement is fair, from a financial point of view, to Buyer.

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Section 5.08 Brokers. Except as set forth in Section 5.08 of the Buyer Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 5.09 Closing; Layoffs. Buyer does not, as of the Effective Date, have any present plan or intention to cause, within ninety (90) days following the Closing, any “plant closing” or “mass layoff,” as those terms are defined in the WARN Act, with respect to employees of the Company that would trigger any notice, payment, or other obligation or liability under the WARN Act solely as a result of the transactions contemplated by this Agreement.

Section 5.10 Risk of Loss. Buyer is capable of evaluating the merits and risks of its acquisition of the Units and of bearing the economic risk thereof.

Section 5.11 Financing. Buyer does not currently have sufficient cash on hand or other immediately available funds to pay the Purchase Price (including any adjustment amounts that may become payable by Buyer under Section 2.04 of this Agreement) and to consummate the transactions contemplated by this Agreement. Buyer intends to obtain the funds necessary to pay the Purchase Price and consummate the transactions under this Agreement through a public offering. Buyer acknowledges that consummation of such public offering is expected to require, among other things, the approval of Buyer’s stockholders of an amendment to Buyer’s articles of incorporation to increase the number of authorized shares of Buyer’s Common Stock. Buyer makes no representation or warranty that such financing or stockholder approval has been obtained as of the date hereof.

Section 5.12 No Other Representations and Warranties. Except for the representations and warranties contained in ARTICLE V or , in any other Ancillary Documents, neither Buyer or any of its respective Affiliates has made or makes any express or implied representation or warranty, with respect to any other information provided, or made available, to Sellers or the Company or any of their Representatives in connection with the transactions contemplated hereby, and Sellers and the Company expressly disclaim reliance on any such other representations or warranties.

Section 5.13 INDEPENDENT INVESTIGATION. BUYER IS AN INFORMED AND SOPHISTICATED PERSON AND HAS CONDUCTED ITS OWN INDEPENDENT INVESTIGATION, REVIEW AND ANALYSIS OF THE BUSINESS, RESULTS OF OPERATIONS, PROSPECTS, CONDITION (FINANCIAL OR OTHERWISE), AND ASSETS OF THE COMPANY, AND ACKNOWLEDGES THAT IT HAS BEEN PROVIDED ADEQUATE ACCESS TO THE PERSONNEL, PROPERTIES, ASSETS, PREMISES, BOOKS AND RECORDS, AND OTHER DOCUMENTS AND DATA OF SELLERS AND THE COMPANY FOR SUCH PURPOSE. BUYER ACKNOWLEDGES AND AGREES THAT: (A) IN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY, BUYER HAS RELIED UPON ITS OWN INVESTIGATION AND THE EXPRESS REPRESENTATIONS AND WARRANTIES IN ARTICLE III AND ARTICLE IV (INCLUDING ANY RELATED PORTIONS OF THE DISCLOSURE SCHEDULES) AND NOTHING IN THIS SECTION SHALL LIMIT OR OTHERWISE AFFECT BUYER’S RIGHT TO RELY UPON SUCH REPRESENTATIONS AND WARRANTIES; AND (B) NONE OF SELLERS, THE COMPANY NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY AS TO SELLERS, THE COMPANY, THE BUSINESS, THE COMPANY INTERESTS, OR THIS AGREEMENT, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV (INCLUDING ANY RELATED PORTIONS OF THE DISCLOSURE SCHEDULES) OR IN ANY ANCILLARY DOCUMENT.

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ARTICLE VI
COVENANTS

Section 6.01 Conduct of Business Prior to the Closing. From the Effective Date until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Sellers and the Company agree that the Company shall (x) conduct the business of the Company in the Ordinary Course of Business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the generality of the foregoing, except as expressly provided herein, or to the extent necessary to comply with any applicable Law, from and after the date of this Agreement until the earlier of (i) the termination of this Agreement in accordance with its terms or (ii) consummation of the Proposed Transaction, the Company shall not, directly or indirectly, unless in the Ordinary Course of Business, do any of the following without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) except for Permitted Tax Distributions, (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its units; (ii) split, combine or reclassify any of its units or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for units of its membership interests or any of its other securities, other than any convertible securities of the Company; or (iii) purchase, redeem or otherwise acquire any units of its membership interests or any other of its securities or any rights, warrants or options to acquire any such units or other securities;

(b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any units of its membership interests, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such units, voting securities or convertible or exchangeable securities;

(c) except as required to give effect to anything in contemplation of the Closing, amend its articles of organization, operating agreement or other comparable charter or organizational documents or effect or be a party to any merger, consolidation, unit exchange, business combination, liquidation, dissolution, reorganization, statutory conversion, recapitalization, reclassification of units, or form any new subsidiary or acquire any Equity Interest or other interest in any other Person;

(d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company and Subsidiary of the Company, taken as a whole;

(e) sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets material to the Company;

(f) (i) incur or suffer to exist any Indebtedness or guarantee any such Indebtedness of another Person in excess of $100,000 in the aggregate, (ii) issue, sell, or amend any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, or enter into any arrangement having the economic effect of any of the foregoing, or (iii) make any loans, advances (other than routine advances to employees of the Company in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person;

(g) create or otherwise incur any Encumbrance on any material asset of the Company or any Subsidiary of the Company, other than Permitted Encumbrances;

(h) forgive any loans to any Person, including its employees, officers, directors, managers or Affiliate;

(i) make (i) any capital expenditures or other expenditures with respect to property, plant or equipment or (ii) other material expenditures in excess of $50,000 in the aggregate;

(j) make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

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(k) (i) modify or amend in any material respect, or terminate, any Material Contract to which the Company or any Subsidiary of the Company is party, or (ii) knowingly waive, release or assign any material rights or claims;

(l) delay or fail to pay accounts payable and other obligations when due;

(m) open or close any facility or office;

(n) make, change or revoke any material Tax election, change an annual accounting period in respect of material Taxes, enter into any closing agreement in respect of material Taxes, waive or extend any statute of limitations with respect to material Taxes, settle or compromise any material Tax liability, claim or assessment, knowingly surrender any right to claim a refund of material Taxes, or amend any material Tax Return; and

(o) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action that would reasonably be expected to, individually or in the aggregate, (i) make any representation or warranty of the Company in this Agreement untrue or incorrect, or (ii) impair, delay or prevent the satisfaction of any conditions in ARTICLE VIII hereof.

Section 6.02 Access to Information. From the Effective Date until the Closing, the Company shall (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Company to cooperate with Buyer in its investigation of the Company. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. Notwithstanding anything to the contrary in this Agreement, neither Sellers nor the Company shall be required to disclose any information to Buyer if such disclosure would in Sellers’ sole discretion: (w) cause significant competitive harm to Sellers, the Company and their respective businesses if the transactions contemplated by this Agreement are not consummated; (x) jeopardize any attorney-client or other privilege; (y) contravene any applicable Law or binding agreement entered into by the Company prior to the Effective Date; or (z) reveal bids received from third parties in connection with transactions similar to those contemplated by this Agreement and any information and analysis (including financial analysis) relating to such bids; provided, however, that the Sellers’ Representative shall (i) reasonably promptly notify Buyer if any information is withheld by reason of the forgoing exceptions in clauses (w), (x) and (y), and (ii) use commercially reasonable efforts to permit the sharing of any information so withheld in a manner consistent with any applicable obligation, Law, duty or the preservation of such privilege or confidentiality, including through redaction, clean-team arrangements, outside-counsel-only disclosure, aggregated disclosure, or other customary arrangements. Prior to the Closing, without the prior written consent of the Sellers’ Representative, Buyer shall not contact any suppliers to, or customers of, the Company and Buyer shall have no right to perform invasive, destructive or subsurface investigations of the Company’s properties or any other environmental sampling (such as indoor air sampling), without the prior written consent of the Sellers’ Representative, not to be unreasonably withheld, conditioned, or delayed. Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement, by and between Buyer and the Company, dated April 1, 2026, with respect to any access or information provided pursuant to this Section 6.02.

Section 6.03 No Solicitation of Other Bids.

(a) The Company and each Seller shall not, and shall not authorize or permit any of their Affiliates or any of their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company and each Seller shall immediately cease and cause to be terminated, and shall cause their Affiliates and all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

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(b) In addition to the other obligations under this Section 6.03, the Company and each Seller shall promptly (and in any event within two Business Days after receipt thereof by the Company, a Seller or any of their Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) The Company and each Seller agree that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.04 Notice of Certain Events.

(a) From the Effective Date until the Closing, the Company and each Seller shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company or a Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.02 to be satisfied;

(ii) any written notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any written notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to the Company’s Knowledge or a Seller’s knowledge, threatened against, relating to or involving or otherwise affecting a Seller or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or Section 4.04 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company or a Seller in this Agreement (including Section 9.02 and Section 10.01) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.05 Resignations. The Company shall deliver to Buyer written resignations, if any, effective as of the Closing Date, of the officers and managers of the Company requested by Buyer at least five Business Days prior to the Closing.

Section 6.06 Confidentiality. Except at the direction of or for the benefit of Buyer or its Affiliates, from and after the Closing, each Seller shall, and shall cause any of its Affiliates to, hold, and shall use its commercially reasonable efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that such Seller can show that such information (a) is generally available to and known by the public through no fault of such Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by such Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; provided, however, that no such party: (a) shall be prevented from making disclosures required by applicable Law; (b) from making truthful statements in any proceeding to enforce their rights under this Agreement; (c) responding to any administrative or judicial process received from any Governmental Authority; or (d) making any disclosures necessary and proper in conjunction with the filing of any Tax Return or other document required to be filed in connection with making or obtaining (as the case may) consents from any Governmental Authority. If the disclosure of such information or trade secrets is required by applicable Law, such Seller or such other party, as applicable, shall (x) cooperate with and provide Buyer an opportunity to object to the disclosure and shall, to the extent legally permissible, give Buyer as much prior written notice as is possible under the circumstances, (y) only disclose such information or trade secrets as is required by applicable Law to be disclosed and (z) use its reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded to any such information or trade secrets so disclosed. For the avoidance of doubt, to the extent any Seller is an officer, director or employee of the Company, Buyer or any Affiliate of Buyer after the Closing, the foregoing shall not restrict the ability of any such Seller to use such information or trade secrets in such Person’s capacity as such an officer, director or employee.

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Section 6.07 Non-Competition; Non-Solicitation.

(a) For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), each Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, each Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b) During the Restricted Period, each Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.07(b) shall prevent such Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by the Company or Buyer without a cause, or (ii) after 270 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) During the Restricted Period, each Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

(d) Each Seller acknowledges that a breach or threatened breach of this Section 6.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e) Each Seller acknowledges that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

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Section 6.08 Governmental Approvals and Consents.

(a) Each of Buyer and the Company shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other parties and their Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. None of the parties shall willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) The parties hereto shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05, Section 4.02 and Section 5.02 of the Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d) If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, Sellers’ Representative shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Sellers’ Representative shall use its reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if Sellers’ Representative provides such rights and benefits, the Company shall assume all obligations and burdens thereunder.

(e) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between a Seller or the Company with Governmental Authorities in the Ordinary Course of Business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other parties with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other parties with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

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(f) Notwithstanding the foregoing, nothing in this Section 6.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 6.09 Closing Conditions. From the Effective Date until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VIII hereof.

Section 6.10 Public Announcements. Prior to the Closing, unless otherwise required by applicable Law or stock exchange requirements, neither the Company, Sellers’ Representative nor Buyer shall issue a press release or make any other public statements with respect to the transactions contemplated hereby without the written consent (which may be via email) of the Company and Buyer. After the Closing, unless otherwise required by applicable Law or stock exchange requirements, neither Sellers nor Sellers’ Representative shall make any public announcements in respect of this Agreement, or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of Buyer. Following the Closing, Buyer may issue a press release and make public announcements disclosing the material terms of the transactions contemplated hereby, and file this Agreement and any Ancillary Documents with principal trading market. Without limiting the foregoing, Buyer shall, by 9:00 a.m. Eastern Time, on the first (1st) Business Day immediately following the execution of this Agreement, file with the SEC a Current Report on Form 8-K in form and substance as reasonably approved by the Company (which approval shall not be unreasonably withheld, conditioned or delayed).

Section 6.11 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 6.12 Company Financial Statements. As promptly as reasonably practicable following the Effective Date, the Company shall deliver to Buyer any audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and comprehensive loss, and members’ deficit and cash flows of the Company as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter), as applicable that is required by applicable Law (the “Reviewed Financial Statements”). All such Reviewed Financial Statements (A) will fairly present in all material respects the financial position of the Company as of the date thereof, and the results of its operations, members’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments, none of which is expected to be material), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments, none of which is expected to be material), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor and (D) will comply in all respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

Section 6.13 Buyer Board. Effective as of the Closing, Buyer shall, and shall cause its Board of Directors, committees, officers and other representatives to, take any and all actions necessary or advisable to appoint one (1) individual designated by the Sellers (the “Seller Designee”) to serve as a member of Buyer’s Board of Directors effective as of the Closing, including causing the nomination, election and appointment of the Seller Designee and obtaining all approvals, consents and authorizations required under applicable Law, Buyer’s organizational documents and any applicable securities exchange or trading market requirements. The Seller Designee shall initially be the Sellers’ Representative. The Company shall deliver the name and reasonably requested background information of the Seller Designee at least ten (10) Business Days prior to the Closing. Buyer shall not withhold, condition or delay the appointment of the Seller Designee and shall have no discretionary approval right with respect to the Seller Designee; provided, however, that the Seller Designee must satisfy any mandatory legal, regulatory or applicable securities exchange qualification requirements for service on Buyer’s Board of Directors and be approved by the Buyer’s nominating committee, which approval shall not be unreasonably withheld, conditioned or delayed. If the Sellers Representative, as the initial Seller Designee, fails to satisfy any such mandatory requirements, the Sellers shall have the right to designate a replacement nominee, and Buyer shall promptly take any and all actions necessary or advisable to appoint such replacement nominee to the Board, subject only to such nominee satisfying the foregoing mandatory requirements. Buyer shall use commercially reasonable efforts and take all actions within its control to ensure that the Seller Designee is appointed to the Board effective as of the Closing.

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Section 6.14 BMO Credit Facility. Prior to the Closing, the Company shall use its best efforts to manage its cash and liquidity in the Ordinary Course of Business and, to the extent the Company has cash on hand in excess of the amounts reasonably necessary to operate the business in the Ordinary Course of Business and satisfy its current liabilities and obligations as they become due, the Company shall use such excess cash to repay outstanding Indebtedness under the BMO Credit Facility.

ARTICLE VII
TAX MATTERS

Section 7.01 Tax Covenants.

(a) Without the prior written consent of Buyer, prior to the Closing, the Company, its Representatives and Sellers shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period, and Sellers agree that Buyer is to have no liability for any Tax resulting from any such action of the Company, any of its Representatives or Sellers. Sellers shall, jointly and severally, indemnify and hold harmless Buyer against any such Tax or reduction of any Tax asset as a result of any action in violation of this Section.

(b) All Transfer Taxes incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax, and any penalties and interest with respect thereto) shall be borne, paid and reported as provided in Section 7.14.

(c) The parties acknowledge and agree that, as a result of the Section 338(h)(10) Elections, the taxable year of the Company shall close for U.S. federal income Tax purposes as of the end of the Closing Date, and all items of income, gain, loss, deduction and credit of the Company for the taxable period ending on the Closing Date (including all items resulting from the Deemed Asset Sale) shall be allocated to, included in the income of, and reported by Sellers in accordance with Section 338 of the Code and Treasury Regulations Section 1.338(h)(10)-1(d), except as otherwise required by Law.

(d) The Company shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Sellers’ Representative (together with schedules, statements and, to the extent requested by Sellers’ Representative, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If Sellers’ Representative objects to any item on any such Tax Return, it shall, within ten days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Sellers’ Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Sellers’ Representative are unable to reach such agreement within ten days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Sellers’ Representative (on behalf of Sellers). The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

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Section 7.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After Closing, neither the Company nor any of its Representatives shall have any further rights or liabilities thereunder.

Section 7.03 Tax Indemnification. Except to the extent treated as a current liability or included as Indebtedness in the determination of the Closing Date Payment (in each case, as finally determined pursuant to Section 2.04), from and after Closing, Sellers shall, jointly and severally, indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.22 as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VII; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods (“Pre-Closing Taxes”); (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date; and (f) any and all Taxes imposed on the Company or any Seller arising out of or resulting from the Section 338(h)(10) Elections or the Deemed Asset Sale (including any Taxes described in Section 7.07(c)). In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, Sellers shall, jointly and severally, pay Buyer for any Taxes of the Company that are the responsibility of Sellers pursuant to this Section 7.03 within ten (10) Business Days after payment of such Taxes by Buyer or the Company.

Section 7.04 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

The remainder of the Taxes for the Straddle Period shall be allocated to the Post-Closing Tax Period.

Section 7.05 Contests. Buyer agrees to give written notice to Sellers’ Representative of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this ARTICLE VII (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Sellers’ Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Sellers’ Representative.

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Section 7.06 Cooperation and Exchange of Information. Sellers’ Representative, the Company and Buyer shall provide each other with such cooperation and information as any of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VII or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Sellers’ Representative, the Company and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Sellers’ Representative, the Company or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 7.07 Section 338(h)(10) Election.

(a) Sellers and Buyer shall jointly make timely, effective and irrevocable elections under Section 338(h)(10) of the Code and Treasury Regulations Section 1.338(h)(10)-1, and any corresponding or similar elections under applicable state or local Law, with respect to Buyer’s purchase of the Units pursuant to this Agreement (which Units are, for U.S. federal income Tax purposes, treated as stock of the Company by reason of the Company’s election to be classified as an association taxable as a corporation) (collectively, the “Section 338(h)(10) Elections”). At the Closing, each Seller shall deliver to Buyer a duly completed and executed IRS Form 8023 (and any corresponding or similar forms required under applicable state or local Law) with respect to the Section 338(h)(10) Elections, and Buyer shall duly and timely file such forms with the applicable Governmental Authorities. The parties acknowledge and agree that, as a result of the Section 338(h)(10) Elections, the purchase and sale of the Units shall be treated for U.S. federal income Tax purposes as a deemed sale by the Company of all of its assets, followed by a deemed liquidation of the Company, in each case in accordance with Treasury Regulations Section 1.338(h)(10)-1(d) (the “Deemed Asset Sale”). Each party shall cooperate fully in the making of the Section 338(h)(10) Elections, and no party shall take any action, or fail to take any action, that would cause the Section 338(h)(10) Elections to be invalid or ineffective. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law), the parties shall file all U.S. federal, state, and local income Tax Returns in a manner consistent with the Section 338(h)(10) Elections and the Deemed Asset Sale, and no party shall take a position inconsistent with such treatment.

(b) Buyer and the Company shall jointly prepare an allocation of the “aggregate deemed sale price” of the assets of the Company (as determined pursuant to Treasury Regulations Section 1.338-4) and any other relevant amounts among the assets of the Company in accordance with Section 338 of the Code and Treasury Regulations Sections 1.338-6 and 1.338-7, an estimate of which is set forth on Section 7.07(b) of the Disclosure Schedules (the “Estimated Allocation Schedule”). Buyer shall provide a Closing Date allocation prepared in a manner consistent with the Estimated Allocation Schedule and reflecting the actual amounts of the “aggregate deemed sale price” and other relevant items as of the Closing to Sellers’ Representative within sixty (60) days after the Closing for review and comment. If Sellers’ Representative does not object to such allocation in writing within thirty (30) days after receipt, such allocation shall be final and binding on the parties. If Sellers’ Representative timely objects, Buyer and Sellers’ Representative shall negotiate in good faith to resolve the disputed items, and any items remaining in dispute fifteen (15) days after such objection shall be resolved by the Independent Accountant in accordance with the procedures (including with respect to fees and expenses) set forth in Section 2.04(c), mutatis mutandis, whose determination shall be final and binding on the parties (such allocation, as it becomes final and binding pursuant to this Section 7.07(b), the “Final Allocation”). The parties shall file all Tax Returns (including IRS Form 8883 and any corresponding or similar forms required under applicable state or local Law) consistently with the Estimated Allocation Schedule and, once determined, the Final Allocation, unless otherwise required by a final determination. The Final Allocation shall be appropriately adjusted in accordance with Treasury Regulations Section 1.338-7 to reflect any subsequent adjustments to the “aggregate deemed sale price,” including any adjustments to the Purchase Price pursuant to Section 2.04 or Section 9.07, the issuance of any Holdback Shares, and the payment of any Gross-Up Payment, and the parties shall file supplemental IRS Forms 8883 (and any corresponding or similar forms required under applicable state or local Law) consistently with the Final Allocation as so adjusted. Any adjustments to the Purchase Price pursuant to Section 2.04 or Section 9.07 shall be allocated in a manner consistent with the Estimated Allocation Schedule or the Final Allocation, as applicable.

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(c) Notwithstanding anything in this Agreement to the contrary, Sellers shall include all items of income, gain, loss, deduction and credit resulting from the Deemed Asset Sale on their respective Tax Returns, and Sellers shall be solely responsible for, and shall timely pay, any and all Taxes imposed on Sellers or the Company arising out of or resulting from the Section 338(h)(10) Elections or the Deemed Asset Sale, including any Tax imposed under Section 1374 of the Code, any Tax imposed under any state or local Law (including any state or local Law that does not follow or conform to the Section 338(h)(10) Elections or that imposes an entity-level Tax with respect to the Deemed Asset Sale), and any incremental Tax resulting from the treatment of the transactions contemplated by this Agreement as a sale of assets rather than a sale of the Units. All Taxes described in this Section 7.07(c) shall be treated as Pre-Closing Taxes for all purposes of this Agreement. Except for the Gross-Up Payment expressly provided in Section 7.07(e), Buyer shall have no obligation to pay to any Seller any gross-up, make-whole, reimbursement or other additional amount, or any increase to the Purchase Price, in respect of any Tax imposed on any Seller or the Company as a result of the Section 338(h)(10) Elections or the Deemed Asset Sale.

(d) From the Effective Date through the Closing, neither the Company nor any Seller shall revoke the Company’s election to be treated as an S corporation, or take any action or fail to take any action that would result in the termination of such election, and no Seller shall transfer any Units to any Person that is not an eligible S corporation shareholder under Section 1361 of the Code.

(e) As additional consideration for the Units, Buyer shall pay to Sellers (allocated among Sellers in accordance with the Consideration Spreadsheet) an aggregate amount (the “Gross-Up Payment”) such that Sellers, in the aggregate, are placed in the same net after-Tax position that Sellers would have been in had the Section 338(h)(10) Elections not been made and the sale of the Units pursuant to this Agreement been treated for all applicable income Tax purposes as a sale of stock. The Gross-Up Payment shall be an amount equal to the sum of (i) the excess, if any, of (A) the aggregate Taxes imposed on Sellers (and, without duplication, on the Company) in respect of the transactions contemplated by this Agreement, determined after giving effect to the Section 338(h)(10) Elections and the Deemed Asset Sale (including any Taxes attributable to the character of any income or gain as ordinary income, any Taxes imposed under Section 1374 of the Code, and any state or local Taxes, including in any jurisdiction that does not follow or conform to the Section 338(h)(10) Elections), over (B) the aggregate Taxes that would have been imposed on Sellers in respect of such transactions had the Section 338(h)(10) Elections not been made, plus (ii) an additional amount such that, after the payment by Sellers of all Taxes imposed on the receipt of the Gross-Up Payment (including any amount described in this clause (ii)), Sellers retain an amount equal to the amount described in clause (i). The Gross-Up Payment shall be computed (1) on a “with and without” basis, assuming that each Seller is subject to Tax at the highest applicable marginal U.S. federal and applicable state and local income Tax rates in effect for the taxable year that includes the Closing Date, and taking into account the character of the applicable items of income or gain, the Tax imposed under Section 1411 of the Code (if applicable), and the deductibility (if any) of state and local Taxes, and (2) without duplication of any amount otherwise paid or borne by Buyer or the Company in respect of Taxes of Sellers, including any Permitted Tax Distributions and any pass-through entity Taxes paid by the Company in respect of the taxable period that includes the Deemed Asset Sale. At least five (5) Business Days prior to the Closing Date, Sellers’ Representative shall deliver to Buyer a written computation, in reasonable detail and with reasonable supporting documentation, of an estimate of the Gross-Up Payment, computed in accordance with this Section 7.07(e) on the basis of the Estimated Allocation Schedule and the estimated Purchase Price (such estimate, as reasonably approved by Buyer, the “Estimated Gross-Up Payment”), which Estimated Gross-Up Payment shall be paid at the Closing as part of the Closing Date Payment pursuant to Section 2.04(a)(i)(A) (allocated among Sellers in accordance with the Consideration Spreadsheet). No later than ten (10) Business Days after the Final Allocation is determined pursuant to Section 7.07(b), Sellers’ Representative shall deliver to Buyer a written computation of the final Gross-Up Payment in reasonable detail, together with reasonable supporting documentation. Buyer shall have thirty (30) days after receipt of such computation to object thereto in writing. If Buyer does not timely object, such computation shall be final and binding on the parties. If Buyer timely objects, Buyer and Sellers’ Representative shall negotiate in good faith to resolve the disputed items, and any items remaining in dispute fifteen (15) days after Buyer’s objection shall be resolved by the Independent Accountant in accordance with the procedures (including with respect to fees and expenses) set forth in Section 2.04(c), mutatis mutandis, whose determination shall be final and binding on the parties. If the Gross-Up Payment as finally determined pursuant to this Section 7.07(e) exceeds the Estimated Gross-Up Payment, Buyer shall pay the amount of such excess to Sellers within ten (10) Business Days after such final determination. If the Estimated Gross-Up Payment exceeds the Gross-Up Payment as finally determined pursuant to this Section 7.07(e), Sellers shall, jointly and severally, repay the amount of such excess to Buyer within ten (10) Business Days after such final determination, and Buyer shall be entitled, at its election, to offset any such excess not timely repaid against any Holdback Shares or any other amounts otherwise issuable or payable to Sellers under this Agreement. The Gross-Up Payment shall be treated for all Tax purposes as additional consideration for the Units, shall be taken into account in the allocation described in Section 7.07(b) (including on any supplemental IRS Form 8883), and shall not be subject to recoupment, offset or indemnification under Section 7.03 or ARTICLE IX (absent Fraud or manifest error in the computation of the Gross-Up Payment). Notwithstanding anything to the contrary in this Section 7.07(e), in no event shall the aggregate amount payable by Buyer pursuant to this Section 7.07(e) (including the Estimated Gross-Up Payment) exceed $845,000.

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Section 7.08 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE VII shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 7.09 Payments to Buyer. Any amounts payable to Buyer pursuant to this ARTICLE VII shall be satisfied: first (i) from the Indemnification Escrow Fund; and thereafter (ii) to the extent such amounts exceed the amount available to Buyer in the Indemnification Escrow Fund, from Sellers, jointly and severally.

Section 7.10 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.22 and this ARTICLE VII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 7.11 Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE IX may overlap with an obligation or responsibility pursuant to this ARTICLE VII, the provisions of this ARTICLE VII shall govern.

Section 7.12 Refunds; Credits and Overaccruals. Any refunds or credits in lieu thereof with respect to workers’ compensation fund premiums for any pre-Closing period or Taxes for any Pre-Closing Tax Period or the portion of any Straddle Period ending on and including the Closing Date, in each case, net of any reasonable out-of-pocket expenses incurred by Buyer or the Company in connection therewith, including Taxes incurred as a result of such refund or credit, shall be for the account of Sellers, but only if and to the extent such Taxes or workers’ compensation fund premiums were paid by a Seller or were paid by the Company prior to the Closing Date. Notwithstanding the foregoing, Sellers shall not be entitled to any such refund or credit: (a) to the extent such refund or credit is attributable to any carryback of a Tax attribute generated in a taxable period or portion thereof beginning after the Closing Date; (b) to the extent such refund or credit is the subject of a then-pending Tax audit or similar proceeding or is otherwise subject to contest, disallowance, recapture, repayment, setoff, or other adjustment; or (c) that is attributable to any change in Law after the date of this Agreement. Buyer shall cause the Company to forward to Sellers or reimburse Sellers for any such refunds or credits due to Sellers, net of any reasonable out-of-pocket expenses incurred by Buyer or the Company in connection therewith, including Taxes incurred as a result of such refund or credit, promptly after actual receipt thereof by Buyer or the Company or, in the case of any credit in lieu of refund, actual utilization of such credit to reduce cash Taxes or workers’ compensation fund premiums otherwise payable by Buyer or the Company; provided, that Buyer may withhold payment of all or any portion of any such refund or credit to the extent Buyer determines in good faith that such refund or credit is subject to audit, contest, disallowance, recapture, repayment, setoff, or other adjustment, until such matter is finally resolved. For the avoidance of doubt, Buyer and the Company shall have no obligation to file any amended Tax Return or other claim for refund or credit unless required by applicable Law or otherwise agreed by Buyer in its sole discretion.

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Section 7.13 Employee Retention Tax Credit. Any refunds (or credits in lieu thereof) (including any interest in respect thereof) that are actually received in cash by Buyer or the Company after the Closing Date, or actually utilized by Buyer or the Company after the Closing Date to reduce cash Taxes otherwise payable, which relate solely to the Employee Retention Tax Credit relating to wages paid by the Company prior to the Closing Date, shall be for the account of Sellers. Buyer shall pay over, or cause the Company to pay over, to the Sellers any such refund or amount of such credit relating to the portion of the period ending on the Closing Date within ten (10) Business Days of receipt of such refund or actual utilization of such credit; provided, that the amount payable to Sellers shall be reduced by any Taxes, reasonable out-of-pocket costs and expenses, professional fees, payroll provider fees, and other Liabilities incurred by Buyer, the Company, or any of their Affiliates in connection with obtaining, receiving, claiming, defending, or retaining such refund or credit; provided, further, that Buyer may withhold payment of all or any portion of such refund or credit to the extent Buyer determines in good faith that such refund or credit is subject to audit, contest, disallowance, recapture, repayment, setoff, or other adjustment, until such matter is finally resolved. Buyer shall maintain and keep the accounts, books, records, and other documents relating to the Company, including all payroll information, in accordance with Buyer’s ordinary course document retention policies, and shall make such documents available to Sellers upon their request for use in obtaining the Employee Retention Tax Credits at Sellers’ sole cost and expense, during normal business hours, upon reasonable prior notice, and in a manner that does not unreasonably interfere with the business or operations of Buyer, the Company, or any of their Affiliates; provided, that Buyer and the Company shall not be required to provide access to any information if doing so would reasonably be expected to jeopardize attorney-client privilege or other legal protection, violate applicable Law, or breach any confidentiality obligation. Each party shall promptly notify the other party upon receipt of notice of any pending or threatened Action as it relates to the Employee Retention Tax Credits, provided that no failure or delay in providing such notice shall reduce or otherwise affect the obligations or liabilities of any party pursuant to this Agreement, except to the extent such party is actually and materially prejudiced thereby. Buyer shall control any audit or other legal proceeding in respect of any matter that relates to the Employee Retention Tax Credits associated with a Pre-Closing Tax Period, provided, however, that (a) the Sellers’ Representative, at Sellers’ sole cost and expense, shall have the right to participate in such Action and (b) Buyer shall not settle or otherwise resolve any such Action in a manner that would materially reduce amounts payable to Sellers pursuant to this Section 7.13 without the written consent of the Sellers’ Representative, which will not be unreasonably withheld, delayed, or conditioned. Notwithstanding anything to the contrary in this Agreement, any repayment, recapture, disallowance or clawback of all or any portion of any Employee Retention Tax Credit claimed by or with respect to the Company relating to wages paid on or prior to the Closing Date (together with any interest, penalties or additions to Tax with respect thereto) shall be treated as a Pre-Closing Tax for all purposes of this Agreement, and, to the extent any amount in respect of any such Employee Retention Tax Credit was previously paid to Sellers pursuant to this Section 7.13, Sellers shall, jointly and severally, repay such amount to Buyer within ten (10) Business Days after written demand therefor.

Section 7.14 Transfer Taxes. Sellers shall pay and bear fifty percent (50%) of any Transfer Taxes arising out of or in connection with the transactions contemplated by this Agreement and shall prepare and file all necessary documentation or Tax Returns with respect to such Transfer Taxes. The Buyer shall pay and bear the other fifty percent (50%) of any Transfer Taxes arising out of or in connection with the transaction contemplated by this Agreement. Buyer shall cooperate with Sellers’ Representative in the preparation and filing of any Tax Returns and other documentation with respect to Transfer Taxes as necessary.

Section 7.15 FIRPTA Certificate or Form W-9. On the Closing Date, each Seller shall deliver to Buyer either (a) a FIRPTA Certificate or (b) a valid IRS Form W-9, Request for Taxpayer Identification Number and Certification, duly executed by such Seller or an authorized officer or trustee of such Seller.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the Proposed Transaction shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Proposed Transaction illegal, otherwise restraining or prohibiting consummation of the Proposed Transaction or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

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(b) The Company and Sellers shall have received all consents, authorizations, orders and approvals referred to in Section 3.05 of the Disclosure Schedules.

(c) If required under the applicable securities laws or rules and regulations of the trading market, Buyer shall have obtained Buyer stockholder approval to approve the Proposed Transaction.

(d) Buyer shall have obtained all requisite stockholder approvals and taken all related corporate actions necessary to authorize and reserve for issuance a sufficient number of shares of Common Stock to permit Buyer to issue all shares required to be issued pursuant to this Agreement at and after the Closing.

(e) Buyer shall have obtained financing, including through the consummation of a public offering, in an amount sufficient, together with other immediately available funds of Buyer, to enable Buyer to pay the Purchase Price and all other amounts required to be paid by Buyer pursuant to this Agreement at the Closing.

Section 8.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Proposed Transaction shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 4.01, Section 4.02, Section 4.03, Section 4.04, and Section 4.05, the representations and warranties of the Company and Sellers contained in this Agreement and the Ancillary Documents shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be true and correct would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The representations and warranties of the Company and Sellers contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 4.01, Section 4.02, Section 4.03, Section 4.04, and Section 4.05, and shall be true and correct in all respects on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) The Company and each Seller shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date.

(c) No Action shall have been commenced against Buyer, any Seller or the Company, which would prevent the Closing.

(d) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(e) The Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.

(f) Buyer shall have received resignations, if any, of the managers and officers of the Company pursuant to Section 6.05.

(g) At least five (5) Business Days before Closing, the Company shall have delivered to Buyer the Estimated Closing Statement contemplated in Section 2.04(a)(ii), the Consideration Spreadsheet, and the Estimated Gross-Up Payment.

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(h) The Company shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized.

(i) Each Seller shall have delivered a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that the Seller is not a foreign person with the meaning of Section 1445 of the Code (a “FIRPTA Certificate”) and/or a valid IRS Form W-9 to Buyer pursuant to Section 7.15. Each Seller shall also have delivered to Buyer a duly completed and executed IRS Form 8023 (and any corresponding or similar forms required under applicable state or local Law) pursuant to Section 7.07.

(j) Sellers shall have delivered, or following the payments made in accordance with Section 2.03(a)(ii)(A) will cause to be delivered, to Buyer certificates evidencing the Units, free and clear of Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required unit transfer tax stamps affixed.

(k) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Company and each Seller, that each of the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied.

(l) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the board of managers of the Company authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party and the consummation of the Proposed Transaction contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Proposed Transaction contemplated hereby and thereby.

(m) Each of the Key Employees shall have executed and delivered to the Company an Employment Agreement in the form agreed to by Buyer and such Key Employee, and each such Employment Agreement shall be in full force and effect and no Key Employee who is a party thereto shall have terminated, rescinded or repudiated his or her Employment Agreement.

(n) The Company shall have delivered to Buyer the Reviewed Financial Statements.

(o) The Company and Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the Proposed Transaction.

(p) The Company’s Phantom Stock Plan shall have been terminated effective as of or immediately preceding the Closing, and all amounts payable thereunder, including any amounts payable in connection with the transactions contemplated by this Agreement, shall have been paid in full.

(q) The Company shall file or cause to be filed, all UCC-3 termination statements necessary to release any Encumbrances set forth on Section 3.03(d) of the Disclosure Schedules that were created by the Company or the Sellers in respect of the Units, and shall have delivered reasonable evidence of such filings to Buyer.

Section 8.03 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the Proposed Transaction shall be subject to the fulfillment or the Company’s waiver (on behalf of Sellers), at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.08, the representations and warranties of Buyer contained in this Agreement and the Ancillary Documents shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to consummate the Proposed Transaction. The representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.08 shall be true and correct in all respects on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

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(b) Buyer shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c) The Ancillary Documents shall have been executed and delivered by the parties thereto and complete copies thereof shall have been delivered to the Company.

(d) Buyer shall have delivered to Sellers the Closing Date Payment less the Escrow Funds.

(e) Buyer shall have delivered to the Escrow Agent by wire transfer of immediately available funds the Escrow Funds.

(f) Buyer shall have delivered to third parties by wire transfer of immediately available funds that amount of money due and owing from the Company to such third parties as Transaction Expenses as set forth on the Estimated Closing Statement.

(g) Buyer shall have delivered to holders of outstanding Indebtedness, if any, by wire transfer of immediately available funds that amount of money due and owing from the Company to such holder of outstanding Indebtedness as set forth on the Estimated Closing Statement.

(h) The Company shall have executed and delivered to the applicable Key Employee an Employment Agreement in the form agreed to by Buyer and such Key Employee, and each such Employment Agreement shall be in full force and effect and neither the Company nor Buyer shall have terminated, rescinded or repudiated such Employment Agreement.

(i) The Company shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied.

(j) Buyer shall have caused the nomination and election to the Board of the Seller Designee designated by the Company and reasonably acceptable to Buyer’s nominating committee.

(k) Buyer shall have delivered to the Sellers’ Representative, in form and substance reasonably satisfactory to the Sellers’ Representative, drafts of all resolutions, agreements, notices, applications, filings and other instruments and documents necessary or reasonably advisable to (a) authorize, approve and effect the issuance of the shares of Buyer Common Stock constituting the Stock Consideration, free and clear of all Encumbrances, and (b) authorize, reserve and set aside for issuance the Holdback Shares in accordance with this Agreement.

(l) Buyer shall have delivered to the Company such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the Proposed Transaction.

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ARTICLE IX
INDEMNIFICATION

Section 9.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.22 which are subject to ARTICLE VII) shall survive the Closing and shall remain in full force and effect until the date that is fifteen (15) months from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.02, Section 3.03, Section 4.01, Section 4.03, and Section 4.05, shall survive the applicable statute of limitations. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE VI which are subject to ARTICLE VII) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 9.02 Indemnification By Sellers. Subject to the other terms and conditions of this ARTICLE IX, from and after Closing, Sellers shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement (other than in respect of Section 3.22, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to ARTICLE VII), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Effective Date or the Closing Date, as the case may be (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any inaccuracy in or breach of any of the representations or warranties of any Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of any Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Effective Date or the Closing Date, as the case may be (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(c) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement (other than any breach or non-fulfillment of any covenant, agreement or obligation in ARTICLE VII, it being understood that the sole remedy for any such breach or non-fulfillment shall be pursuant to ARTICLE VII);

(d) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Seller pursuant to this Agreement; or

(e) any Transaction Expenses or Indebtedness of the Company outstanding as of the Closing to the extent not deducted from the Purchase Price in the determination of the Closing Date Payment pursuant to Section 2.04(a)(i).

The obligation to provide indemnification under Section 9.02, other than in respect of Section 9.02(b), shall be joint and several, provided, however, that the obligation to provide indemnification under ARTICLE IV shall be pro rata in accordance with each Seller’s Pro Rata Share (such that the total amount of such indemnity is equal to 100% of the applicable Losses). The obligation to provide indemnification pursuant to Section 9.02(b) shall be borne solely by the Seller to whom such representation, covenant or obligation, as applicable, relates, and in no event shall the Buyer be entitled to any amount in excess of 100% of such indemnified Losses.

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Section 9.03 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE IX, from and after Closing, Buyer shall indemnify and defend each of the Sellers and their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than any breach or non-fulfillment of any covenant, agreement or obligation in ARTICLE VII, it being understood that the sole remedy for any such breach or non-fulfillment thereof shall be pursuant to ARTICLE VII).

Section 9.04 Certain Limitations. The indemnification provided for in Section 9.02 and Section 9.03 shall be subject to the following limitations:

(a) Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 9.02(a) and Section 9.02(b) until the aggregate amount of all Losses in respect of indemnification under Section 9.02(a) and Section 9.02(b) exceeds $1,500,000 (the “Basket”), in which event Sellers shall be required to pay or be liable for such Losses in excess of the Basket, and in no event shall Sellers be liable for the portion of such Losses equal to or less than the Basket. The aggregate amount of all Losses for which Sellers shall be liable pursuant to Section 9.02(a) and Section 9.02(b) shall not exceed $15,000,000 (the “Cap”).

(b) Notwithstanding the foregoing, the limitations set forth in Section 9.04(a) shall not apply to Losses (i) arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty, in Section 3.01, Section 3.02, Section 3.03, Section 4.01, Section 4.03, and Section 4.05, or (ii) arising as a result of Fraud, willful breach or intentional misrepresentations.

(c) For all purposes of this ARTICLE IX, (including for purposes of determining the existence of any inaccuracy in, or breach of, any representation or warranty and for calculating the amount of any Loss with respect thereto), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(d) Notwithstanding anything to the contrary in this Section 9.04, the limitations set forth in this Section 9.04 shall not apply in respect of any inaccuracy in or breach of Section 3.22, it being understood that the remedy for any such inaccuracy in or breach thereof shall be pursuant to ARTICLE VII.

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Section 9.05 Indemnification Procedures. The party making a claim under this ARTICLE IX is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE IX is referred to as the “Indemnifying Party”.

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 9.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 9.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Sellers’ Representative, Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.06) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.05(b). If a firm offer is made to settle a Third-Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim, and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

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(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.22 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VII) shall be governed exclusively by ARTICLE VII hereof.

Section 9.06 Payments; Indemnification Escrow Fund.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE IX, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

(b) Any Losses payable to a Buyer Indemnitee pursuant to this ARTICLE IX shall be satisfied: (i) from the Indemnification Escrow Fund; and (ii) to the extent the amount of Losses exceeds the amounts available to the Buyer Indemnitee in the Indemnification Escrow Fund, from Sellers, jointly and severally. If Buyer becomes entitled to any distribution of all or any portion of the Indemnification Escrow Fund pursuant to this ARTICLE IX, Buyer and Sellers shall take all actions necessary under the Escrow Agreement (including the execution and delivery of joint written instructions to the Escrow Agent) to cause the Escrow Agent to release to Buyer the amounts to be paid from the Indemnification Escrow Fund to Buyer in accordance with this Agreement.

(c) On the first Business Day following the twelve (15) month anniversary of the Closing Date if the amount then remaining in the Escrow Fund exceeds the sum of (i) the aggregate amount of all claims asserted against the Escrow Fund in accordance with this Article which have not been resolved pursuant to the terms set out herein, then the Seller Representative and the Buyer shall deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to pay and distribute any amount remaining in the Escrow Fund to the Sellers as set forth in the Escrow Agreement in accordance with their Pro Rata Shares. Upon the termination of the Indemnification Escrow Fund pursuant to the terms of the Escrow Agreement, the Escrow Agent shall pay any amounts remaining in the Indemnification Escrow Fund to Sellers as set forth in the Escrow Agreement in accordance with their Pro Rata Share.

Section 9.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 9.08 Exclusive Remedies. Subject to and except for Section 2.04, Section 2.08, Section 6.07, and Section 11.12, the parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud or willful misconduct on the part of a party hereto in connection with the Proposed Transaction) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE VII and this ARTICLE IX. In furtherance of the foregoing, except with respect to Section 2.04, Section 6.07, and Section 11.12, each party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in ARTICLE VII and this ARTICLE IX. Nothing in this Section 9.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s Fraud or willful misconduct.

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ARTICLE X
TERMINATION

Section 10.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Sellers’ Representative and Buyer;

(b) by either the Sellers’ Representative or Buyer, upon written notice to the other party, if the Proposed Transaction has not been consummated on or before October 15, 2026 (the “Drop Dead Date”), subject to an automatic one time fifteen (15) day extension upon the Buyer’s filing of a registration statement on Form S-1 prior to the Drop Dead Date; provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(b) shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or primarily resulted in, the failure of the Proposed Transaction to be consummated on or before the Drop Dead Date or any extension thereof;

(c) by Buyer by written notice to the Sellers’ Representative if Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Sellers’ Representative or Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VIII and such breach, inaccuracy or failure has not been cured by the Sellers’ Representative or Sellers within ten days of the Sellers’ Representative’s or Sellers’ receipt of written notice of such breach from Buyer;

(d) by the Sellers’ Representative by written notice to Buyer if the Company and Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VIII and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer’s receipt of written notice of such breach from the Sellers’ Representative; or

(e) by Buyer or the Sellers’ Representative if (i) there shall be any Law that makes consummation of the Proposed Transaction illegal or otherwise prohibited; or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the Proposed Transaction, and such Governmental Order shall have become final and non-appealable.

Section 10.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) that the obligations set forth in this ARTICLE X and ARTICLE XI hereof shall survive termination;

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof;

(c) the Voting Agreement, dated August 7, 2026, by and between the Company and the Sellers shall automatically terminate and be of further force and effect; and

(d) Buyer shall, and shall cause its Affiliates and its and their respective Representatives to, promptly (and in any event within five (5) Business Days following such termination) either (a) return to Sellers, the Sellers’ Representative, or their respective Representatives, as applicable, or (b) destroy, all documents, materials and other information (including all copies, extracts, summaries, analyses, compilations, reports and other materials derived therefrom) that were furnished or made available to Buyer or any of its Affiliates or Representatives by or on behalf of Sellers, the Sellers’ Representative or any of their respective Representatives in connection with the transactions contemplated hereby, whether such information is in written, electronic or other form. Upon the request of the Sellers’ Representative, Buyer shall deliver to the Sellers’ Representative, within five (5) Business Days following such request, a written certification executed by an authorized officer of Buyer certifying that all such materials have been returned or destroyed in accordance with this Section and that Buyer has directed its Affiliates and Representatives to do the same. Notwithstanding the foregoing, Buyer and its Representatives may retain copies of such materials solely to the extent required by applicable Law, regulation, bona fide document retention policies, or for evidentiary purposes; provided, that any retained materials shall remain subject to the confidentiality obligations applicable thereto and shall not be used for any purpose other than as required by applicable Law or the defense or pursuit of legal claims.

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ARTICLE XI
MISCELLANEOUS

Section 11.01 Sellers’ Representative.

(a) Each Seller irrevocably authorizes and appoints Sellers’ Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and any Ancillary Document and to take any and all actions and make any decisions required or permitted to be taken by Sellers’ Representative pursuant to this Agreement or any Ancillary Document, including the exercise of the power to:

(i) give and receive notices and communications;

(ii) authorize delivery to Buyer of cash from the Purchase Price Adjustment Escrow Fund (or, if necessary, the Indemnification Escrow Fund) in satisfaction of any amounts owed to Buyer pursuant to Section 2.04 or from the Indemnification Escrow Fund in satisfaction of claims for indemnification made by Buyer pursuant to ARTICLE VII and ARTICLE IX;

(iii) agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.04;

(iv) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Buyer pursuant to ARTICLE VII and ARTICLE IX;

(v) litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to ARTICLE VII and ARTICLE IX;

(vi) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Document;

(vii) make all elections or decisions contemplated by this Agreement and any Ancillary Document;

(viii) engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Sellers’ Representative in complying with its duties and obligations; and

(ix) take all actions necessary or appropriate in the good faith judgment of Sellers’ Representative for the accomplishment of the foregoing.

Buyer shall be entitled to deal exclusively with Sellers’ Representative on all matters relating to this Agreement (including ARTICLE IX) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by Sellers’ Representative, and on any other action taken or purported to be taken on behalf of any Seller by Sellers’ Representative, as being fully binding upon such Person. Notices or communications to or from Sellers’ Representative shall constitute notice to or from each of the Sellers. Any decision or action by Sellers’ Representative hereunder, including any agreement between Sellers’ Representative and Buyer relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Sellers and shall be final, binding and conclusive upon each such Person. No Seller shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or more Sellers, or by operation of Law.

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(b) The Sellers’ Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Sellers according to each Sellers’ Pro Rata Share (the “Majority Sellers”); provided, however, in no event shall Sellers’ Representative resign or be removed without the Majority Sellers having first appointed a new Sellers’ Representative who shall assume such duties immediately upon the resignation or removal of Sellers’ Representative. In the event of the death, incapacity, resignation or removal of Sellers’ Representative, a new Sellers’ Representative shall be appointed by the vote or written consent of the Majority Sellers. Notice of such vote or a copy of the written consent appointing such new Sellers’ Representative shall be sent to Buyer, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Buyer; provided, that until such notice is received, Buyer shall be entitled to rely on the decisions and actions of the prior Sellers’ Representative as described in Section 11.01(a) above.

(c) The Sellers’ Representative shall not be liable to the Sellers for actions taken pursuant to this Agreement or any Ancillary Document, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Sellers’ Representative shall be conclusive evidence of good faith). Sellers shall severally and not jointly (in accordance with their Pro Rata Shares), indemnify and hold harmless Sellers’ Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as Sellers’ Representative under this Agreement and any Ancillary Document (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of Sellers’ Representative, Sellers’ Representative shall reimburse Sellers the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith.

Section 11.02 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Proposed Transaction incurred by Buyer shall be paid by Buyer and those incurred by the Company or Sellers shall be paid by Sellers, whether or not the Closing shall have occurred. Notwithstanding anything to the contrary herein, if this Agreement is terminated, Buyer shall reimburse Sellers, within five (5) Business Days of the termination date, up to $200,000 of reasonable and documented expenses, which are costs related to the incremental audit required to be conducted by Buyer in connection with the Proposed Transaction.

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Section 11.03 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.03):

If to the Company or Sellers (prior to Closing):	TFL, LLC [***] E-mail: [***] Attention: Dan Rouen

with a copy to:	Lewis Brisbois Bisgaard and Smith [***] E-mail: [***] Attention: Casey Davis

If to Buyer:	Kustom Entertainment, Inc. [***] E-mail: Stanton E. Ross Attention: [***]

with a copy to:	Sullivan & Worcester LLP [***] E-mail: [***] Attention: Joseph E. Segilia

If to Sellers’ Representative or Sellers (after Closing):	Dan Rouen [***] E-mail: [***] Attention: Dan Rouen

with a copy to:	Gabbard Legal, APC [***] E-mail: [***] Attention: Christopher J. Gabbard

Section 11.04 Interpretation. For purposes of this Agreement, unless otherwise expressly provided, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;” (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 11.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.07(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Proposed Transaction be consummated as originally contemplated to the greatest extent possible.

Section 11.07 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

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Section 11.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 11.09 No Third-party Beneficiaries. Except as provided in ARTICLE IX, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 11.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Kansas without giving effect to any choice or conflict of law provision or rule (whether of the State of Kansas or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE PROPOSED TRANSACTION OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF KANSAS, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE PROPOSED TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.11(c).

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Section 11.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(a) Waiver; Attorney-Client Privilege. Lewis Brisbois Bisgaard & Smith LLP and Gabbard Legal, APC (the “Seller Group Law Firm”) have each acted as counsel to (i) the Company and (ii) the Sellers and their Affiliates (collectively, the “Seller Group”), in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Buyer agrees, and shall cause the Company to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Company by the Seller Group Law Firm shall not preclude Seller Group Law Firm from serving as counsel to the Seller Group or any director, member, shareholder, partner, officer or employee of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby.

(b) Buyer shall not, and shall cause the Company not to, seek or have Seller Group Law Firm disqualified from any such representation based on the prior representation of the Company by Seller Group Law Firm. Each of the parties hereby consents thereto and waives any conflict of interest in connection with such representation arising from such prior representation, and each of the parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each party acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 11.13(b) shall not be deemed exclusive of any other rights to which Seller Group Law Firm is entitled whether pursuant to Law, consent or otherwise.

(c) All communications between the Seller Group or the Company, on the one hand, and Seller Group Law Firm, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Seller Group and shall not pass to or be claimed by Buyer or the Company. Accordingly, Buyer and the Company shall not have access to any Privileged Communications or to the files of Seller Group Law Firm relating to such engagement from and after Closing and may not use or rely on any Privileged Communications in any claim, dispute, action, suit or proceeding against or involving any of the Seller Group. Without limiting the generality of the foregoing, from and after the Closing, (i) the Seller Group (and not Buyer or the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Buyer or the Company shall be a holder thereof, (ii) to the extent that files of Seller Group Law Firm in respect of such engagement constitute property of the client, only the Seller Group (and not Buyer nor the Company) shall hold such property rights, and (iii) Seller Group Law Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or the Company by reason of any attorney-client relationship between Seller Group Law Firm and the Company or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or its Affiliates (including the Company), on the one hand, and a third party other than any of the Seller Group, on the other hand, Buyer and its Affiliates (including the Company) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Buyer nor any of its Affiliates (including the Company) may waive such privilege without the prior written consent of the Seller Group, which consent shall not be unreasonably withheld, conditioned or delayed. No member of the Seller Group may waive such privilege without the prior written consent of Buyer, which consents shall not be unreasonably withheld, conditioned or delayed. In the event that Buyer or any of its Affiliates (including the Company) is legally required by governmental order or otherwise legally required or requested to access or obtain a copy of all or a portion of the Privileged Communications, to the extent permitted by applicable Law, Buyer shall notify the Sellers’ Representative as promptly as practicable in writing so that Sellers can seek a protective order, at the Sellers’ sole cost and expense. Notwithstanding anything to the contrary herein, Privileged Communications shall not include, and Buyer and the Company shall retain all rights with respect to, any communications, files, books, records, or other materials of the Company relating to the ordinary course operation of the Company or its business, including communications or materials relating to employment, employee benefits, Tax, environmental, regulatory, compliance, customer, supplier, litigation, intellectual property, government contract, or other operational matters, except to the extent such communications or materials relate primarily to the negotiation, preparation, execution, or delivery of this Agreement or the consummation of the transactions contemplated hereby. Nothing in this Section 11.13(c) shall restrict Buyer or the Company from using or relying upon any non-privileged facts, documents, books, records, or information, whether or not such facts, documents, books, records, or information are referenced in any Privileged Communications. Nothing in this Section 11.13(c) shall limit, impair, or otherwise affect any rights or remedies of any Buyer Indemnified Party under ARTICLE IX or any right of Buyer or the Company to assert that any communication or material is not privileged, is not a Privileged Communication, or is subject to any exception to the attorney-client privilege or work-product protection.

(d) This Section 11.13 is intended for the benefit of, and shall be enforceable by, Seller Group Law Firm. This Section shall be irrevocable, and no term of this Section may be amended, waived or modified, without the prior written consent of the Seller Group Law Firm.

[signature page follows]

61

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized representatives.

COMPANY: TFL, LLC

By:	/s/ Daniel Rouen
Daniel Rouen, CEO

SELLERS: THE ROUEN TRUST DATED OCTOBER 5, 2010

By:	/s/ Daniel Rouen
Name:	Daniel Rouen
Title:	Trustee

By:	/s/ Shefali Rouen
Name:	Shefali Rouen
Title:	Trustee

DANIEL P. ROUEN IRREVOCABLE TRUST DATED DECEMBER 16, 2024

By:	/s/ Daniel Rouen
Name:	Daniel Rouen
Title:	Trustee

THE SHEFALI S. ROUEN IRREVOCABLE TRUST DATED NOVEMBER 17, 2023

By:	/s/ Shefali Rouen
Name:	Shefali Rouen
Title:	Trustee

JEFFREY FROMM IRREVOCABLE TRUST DATED DECEMBER 26, 2012

By:	/s/ Rhonda Fromm
Name:	Rhonda Fromm
Title:	Trustee

/s/ William M. Fromm
William M. Fromm

SELLERS’ REPRESENTATIVE:

/s/ Dan Rouen
Dan Rouen

BUYER: KUSTOM ENTERTAINMENT, INC.

By	/s/ Stanton E. Ross
Name:	Stanton E. Ross
Title:	Chief Executive Officer

[Signature Page – Unit Purchase Agreement – KUST_TFL]